Exhibit 10.2

EXECUTION VERSION

BOND TERMS

FOR

BORR DRILLING LIMITED USD 350,000,000 3.875 PER CENT. SENIOR UNSECURED CONVERTIBLE BONDS 2018/2023

ISIN NO0010822935

SCHEDULE 1 COMPLIANCE CERTIFICATE

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IMPORTANT NOTICE

THIS DOCUMENT IS NOT AN OFFER TO SELL SECURITIES OR THE SOLICITATION OF ANY OFFER TO BUY SECURITIES.

SOLELY FOR THE PURPOSES OF THE PRODUCT GOVERNANCE REQUIREMENTS CONTAINED WITHIN: (A) EU DIRECTIVE 2014/65/EU ON MARKETS IN FINANCIAL INSTRUMENTS, AS AMENDED (“MIFID II”); (B) ARTICLES 9 AND 10 OF COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 SUPPLEMENTING MIFID II; AND (C) LOCAL IMPLEMENTING MEASURES (TOGETHER, THE “MIFID II PRODUCT GOVERNANCE REQUIREMENTS”), AND DISCLAIMING ALL AND ANY LIABILITY, WHETHER ARISING IN TORT, CONTRACT OR OTHERWISE, WHICH ANY “MANUFACTURER” (FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE REQUIREMENTS) MAY OTHERWISE HAVE WITH RESPECT THERETO, THE BONDS HAVE BEEN SUBJECT TO A PRODUCT APPROVAL PROCESS, WHICH HAS DETERMINED THAT: (I) THE TARGET MARKET FOR THE BONDS IS ELIGIBLE COUNTERPARTIES AND PROFESSIONAL CLIENTS ONLY, EACH AS DEFINED IN MIFID II; AND (II) ALL CHANNELS FOR DISTRIBUTION OF THE BONDS TO ELIGIBLE COUNTERPARTIES AND PROFESSIONAL CLIENTS ARE APPROPRIATE. ANY PERSON SUBSEQUENTLY OFFERING, SELLING OR RECOMMENDING THE BONDS (A “DISTRIBUTOR”) SHOULD TAKE INTO CONSIDERATION THE MANUFACTURERS’ TARGET MARKET ASSESSMENT; HOWEVER, A DISTRIBUTOR SUBJECT TO MIFID II IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE BONDS (BY EITHER ADOPTING OR REFINING THE MANUFACTURERS’ TARGET MARKET ASSESSMENT) AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS.

THE TARGET MARKET ASSESSMENT IS WITHOUT PREJUDICE TO THE REQUIREMENTS OF ANY CONTRACTUAL OR LEGAL SELLING RESTRICTIONS IN RELATION TO ANY OFFERING OF THE BONDS.

FOR THE AVOIDANCE OF DOUBT, THE TARGET MARKET ASSESSMENT DOES NOT CONSTITUTE: (A) AN ASSESSMENT OF SUITABILITY OR APPROPRIATENESS FOR THE PURPOSES OF MIFID II; OR (B) A RECOMMENDATION TO ANY INVESTOR OR GROUP OF INVESTORS TO INVEST IN, OR PURCHASE, OR TAKE ANY OTHER ACTION WHATSOEVER WITH RESPECT TO THE BONDS.

THE BONDS ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF MIFID II; OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE 2002/92/EC, AS AMENDED (THE “INSURANCE MEDIATION DIRECTIVE”), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II. CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014, AS AMENDED (THE “PRIIPS REGULATION”) FOR OFFERING OR SELLING THE BONDS OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE BONDS OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

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BOND TERMS
ISSUER:	Borr Drilling Limited, a company existing under the laws of Bermuda with registration number 51741 and LEI code 213800J2JPCTXLHQ5R78.
BOND TRUSTEE:	Nordic Trustee AS, a company existing under the laws of Norway with registration number 963 342 624 and LEI code 549300XAKTM2BMKIPT85.
DATED:	18 May 2018

These Bond Terms shall remain in effect for so long as there remain any Outstanding Bonds (as defined herein).

1.	INTERPRETATION

1.1	Definitions

The following terms will have the following meanings:

“Affiliate” means, in relation to any specified person:

(a)	any person which is a Subsidiary of the specified person;

(b)	any person who has Control over the specified person (directly or indirectly); and

(c)	any person which is a Subsidiary of an entity who has Control (directly or indirectly) over the specified person.

“Annual Financial Statements” means the audited consolidated annual financial statements of the Issuer for any financial year, prepared in accordance with GAAP, such financial statements to include a profit and loss account, balance sheet, cash flow statement and report of the board of directors.

“Bond Terms” means these terms and conditions, including all Schedules hereto which shall form an integrated part of the Bond Terms, in each case as amended and/or supplemented from time to time.

“Bond Trustee” means the company designated as such in the preamble to these Bond Terms, or any successor, acting for and on behalf of the Bondholders in accordance with these Bond Terms.

“Bond Trustee Agreement” means the agreement entered into between the Issuer and the Bond Trustee relating, among other things, to the fees to be paid by the Issuer to the Bond Trustee for its obligations relating to the Bonds.

“Bondholder” means a person who is registered in the CSD as directly registered owner or nominee holder of a Bond, subject however to Clause 3.3 (Bondholders’ rights).

“Bondholders’ Meeting” means a meeting of Bondholders as set out in Clause 18 (Bondholder’s Decisions).

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“Bondholder Optional Redemption Date” means the settlement date for the Bondholder Redemption Option pursuant to Clause 10.3 (Redemption at the Option of a Bondholder due to a Change of Control Event), being the fifth Business Day following the end of the Change of Control Conversion Period.

“Bondholder Redemption Option” shall have the meaning ascribed to such term in Clause 10.3 (Redemption at the Option of a Bondholder due to a Change of Control Event).

“Bonds” means the debt instruments issued by the Issuer pursuant to these Bond Terms.

“Business Day” means a day on which both the relevant CSD settlement system is open, and the relevant Bond currency settlement system is open.

“Business Day Convention” means that if the last day of any Interest Period originally falls on a day that is not a Business Day, no adjustment will be made to the Interest Period.

“CSD” means the central securities depository in which the Bonds are registered, being the Norwegian Central Securities Depository (No. Verdipapirsentralen ASA, (VPS)).

“Change of Control Conversion Date” means, in respect of a Bondholder, the date falling ten (10) Business Days after an Exercise Date following the occurrence of a Change of Control Event.

“Change of Control Conversion Period” means the period commencing on the date on which a Change of Control Event occurs and ending sixty (60) calendar days following such date or, if later, sixty (60) calendar days following the notification of a Change of Control Event (cf. paragraph (i) of Clause 15.4 (Information: Miscellaneous)).

A “Change of Control Event” shall occur where a person or a group of persons acting in concert, directly or indirectly (including purchase, merger etc.) have acquired the right to cast, at a general meeting of shareholders of the Issuer, more than 50 per cent of the Voting Rights of the Issuer.

“Conversion Date” means the date falling ten (10) Business Days after an Exercise Date.

“Conversion Period” means the period commencing on the 41st Business Day following the Issue Date and ending on the tenth (10th) Business Day prior to the Maturity Date or, if earlier, the tenth (10th) Business Day prior to the date for redemption of the Bonds, unless there shall be a default in making payment in respect of such Bond on any Repayment Date, in which event the Conversion Right shall extend up to (local time at the place aforesaid) on the date on which the full amount of such payment becomes available for payment and notice of such availability has been duly given in accordance with Clause 21.3 or, if earlier, the Maturity Date or, if the Maturity Date is not a Dealing Day, the immediately preceding Dealing Day; provided that, in each case, if such final date for the exercise of Conversion Rights is not a business day at the place aforesaid, then the period for exercise of Conversion Rights by Bondholders shall end at 5:00p.m. (local time) on the immediately preceding business day at the place aforesaid.

“Conversion Price” means USD 6.6963 per Share, subject to any adjustments as provided in Clause 12 (Conversion Terms) and Clause 13 (Adjustment of the Conversion Price).

“Conversion Right” means the right of each Bondholder to convert each of its Bonds, unless previously converted, redeemed, or purchased and cancelled, into Shares during the Conversion Period at the Conversion Price in effect on the relevant Exercise Date.

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“Convertible Bond Hedge Transaction” means the Issuer’s purchase from Goldman Sachs International of a call option on the Shares to mitigate the economic exposure from a potential exercise of the Conversion Rights embedded in the Bonds, and in addition, the Issuer has sold a call option on the Shares to Goldman Sachs International.

“Compliance Certificate” means a statement substantially in the form as set out in Schedule 1 hereto.

“Control” means a person having, as a result of an agreement or through the ownership of shares or interests in another person (directly or indirectly):

(a)	a majority of the voting rights in that other person; or

(b)	a right to elect or remove a majority of the members of the board of directors of that other person.

“Current Market Price” means, in respect of a Share at a particular date, the average of the Volume Weighted Average Price of a Share for the five (5) consecutive Dealing Days ending on the Dealing Day immediately preceding such date; provided that if at any time during the said five-dealing-day period the Volume Weighted Average Price shall have been based on a price ex-Dividend (or ex- any other entitlement) and during some other part of that period the Volume Weighted Average Price shall have been based on a price cum-Dividend (or cum- any other entitlement), then:

(a)	if the Shares to be issued or transferred do not rank for the Dividend (or entitlement) in question, the Volume Weighted Average Price on the dates on which the Shares shall have been based on a price cum-Dividend (or cum- any other entitlement) shall for the purpose of this definition be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of any such Dividend or entitlement per Share as at the Effective Date (as defined in paragraph (c) of Clause 13 (Adjustment to the Conversion Price)) relating to such Dividend (or entitlement), determined on a gross basis and disregarding any withholding or deduction required to be made on account of tax and disregarding any associated tax credit; or

(b)
if the Shares to be issued or transferred do rank for the Dividend (or entitlement) in question, the Volume Weighted Average Price on the dates on which the Shares shall have been based on a price ex-Dividend (or ex- any other entitlement) shall for the purpose of this definition be deemed to be the amount thereof increased by an amount equal to the Fair Market Value of any such Dividend or entitlement per Share as at the Effective Date (as defined in paragraph (c) of Clause 13 (Adjustment to the Conversion Price)) relating to such Dividend (or entitlement), determined on a gross basis and disregarding any withholding or deduction required to be made on account of tax and disregarding any associated tax credit, and provided further that, if on each of the said five Dealing Days the Volume Weighted Average Price shall have been based on a price cum-Dividend (or cum- any other entitlement) in respect of a Dividend (or other entitlement) which has been declared or announced but the Shares to be issued do not rank for that Dividend (or other entitlement) the Volume Weighted Average Price on each of such dates shall for the purposes of this definition be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of any such Dividend or entitlement per Share as at the date of the first public announcement of such Dividend or entitlement, determined on a gross basis and disregarding any withholding or deduction required to be made on account of tax and disregarding any associated tax credit, and provided further that, if the Volume Weighted Average Price of a Share is not available on one or more of the said five Dealing Days, then the average of such Volume Weighted Average Prices which are available in that five-dealing-day period shall be used (subject to a minimum of two such prices) and if only one, or no, such Volume Weighted Average Price is available in the relevant period the Current Market Price shall be determined in good faith by an Independent Financial Adviser.

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“Date of Pricing” means 16 May 2018.

“Dealing Day” means a day on which the Relevant Stock Exchange is open for business (other than a day on which the Relevant Stock Exchange is scheduled to or does close prior to its regular weekday closing time).

“Default Notice” means a written notice to the Issuer as described in Clause 17.2 (Acceleration of the Bonds).

“Default Repayment Date” means the settlement date set out by the Bond Trustee in a Default Notice requesting early redemption of the Bonds.

“Dividend” means any dividend or any form of distribution to Shareholders (including a Spin-Off) whether of cash, assets or other property, and whenever paid or made and however described (and for these purposes a distribution of assets includes without limitation an issue of Shares, or other Securities credited as fully or partly paid up by way of capitalisation of profits or reserves) provided that:

(a)	where a Dividend in cash is announced which is to be, or may at the election of a Shareholder or Shareholders be, satisfied by the issue or delivery of Shares or other property or assets, or where a capitalisation of profits or reserves is announced which is to be, or may at the election of a Shareholder or Shareholders be, satisfied by the payment of the Dividend in cash, then for the purposes of this definition the Dividend in question shall be treated as a cash Dividend of the greater of (i) such cash amount and (ii) the Fair Market Value (on the date of the first public announcement of such Dividend or capitalisation (as the case may be) or if later, the date on which the number of Shares (or amount of property or assets, as the case may be) which may be issued or delivered is determined), of such Shares or other property or assets;

(b)	any issue of Shares falling within paragraph (b) of Clause 13 (Adjustment of the Conversion Price) shall be disregarded;

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(c)	a purchase or redemption or buy back of share capital of the Issuer by or on behalf of the Issuer or any Subsidiary of the Issuer shall not constitute a Dividend unless, in the case of purchases, redemptions or buy backs of Shares by or on behalf of the Issuer or any of its Subsidiaries, the weighted average price per Share (before expenses) on any one day (a “Specified Share Day”) in respect of such purchases, redemptions or buy backs (translated, if not in the Relevant Currency, into the Relevant Currency at the Prevailing Rate on such day), exceeds by more than five per cent. (5%) the average of the closing prices of the Shares on the Relevant Stock Exchange (as published by or derived from the Relevant Stock Exchange) on the five Dealing Days immediately preceding the Specified Share Day or, where an announcement (excluding, for the avoidance of doubt for these purposes, any general authority for such purchases approved by a general meeting of Shareholders or any notice convening such a meeting of Shareholders) has been made of the intention to purchase Shares at some future date at a specified price, on the five Dealing Days immediately preceding the date of such announcement, in which case such purchase shall be deemed to constitute a Dividend in the Relevant Currency to the extent that the aggregate price paid (before expenses) in respect of such Shares purchased by the Issuer or, as the case may be, any of its Subsidiaries (translated where appropriate into the Relevant Currency as provided above) exceeds the product of (i) 105 per cent. of the average closing price of the Shares determined as aforesaid and (ii) the number of Shares so purchased, redeemed or bought back;

(d)	there shall (other than in circumstances subject to proviso (a) above) be any issue or delivery of Shares or other property or assets to Shareholders by way of capitalisation of profits or reserves (including any share premium account or capital redemption reserve) where such issue or delivery is or is expressed to be in lieu of a Dividend in cash (whether or not a cash Dividend equivalent amount is announced) or a Dividend in cash is announced that is to be satisfied by the issue or delivery of Shares or other property or assets; and

(e)	if the Issuer or any of its Subsidiaries (or any person on its or their behalf) shall purchase any receipts or certificates representing Shares, the provisions of paragraph (c) shall be applied in respect thereof in such manner and with such modifications (if any) as shall be determined in good faith by an Independent Financial Adviser, determined on a gross basis and disregarding any withholding or deduction required to be made on account of tax and disregarding any associated tax credit.

“Event of Default” means any of the events or circumstances specified in Clause 17.1 (Events of Default).

“Exchange” means a securities exchange or other reputable market place for securities having satisfactory requirements as to listing and trading, where the Bonds and/or the Shares are listed or to which an application for listing of the Bonds and/or the Shares has been submitted.

“Exercise Date” means the day the Paying Agent has received an exercise notice delivered pursuant to the provisions set out in Clause 12.4 (Exercise notice).

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“Fair Market Value” means, with respect to any property on any date, the fair market value of that property as determined in good faith by an Independent Financial Adviser provided, that (i) the Fair Market Value of a cash Dividend paid or to be paid shall be the amount of such cash Dividend; (ii) the Fair Market Value of any other cash amount shall be the amount of such cash; (iii) where Securities, Spin-Off Securities, options, warrants or other rights are publicly traded in a market of adequate liquidity (as determined by an Independent Financial Adviser), the fair market value (a) of such Securities or Spin-Off Securities shall equal the arithmetic mean of the daily Volume Weighted Average Prices of such Securities or Spin-Off Securities and (b) of such options, warrants or other rights shall equal the arithmetic mean of the daily closing prices of such options, warrants or other rights, in the case of both (a) and (b) during the period of five (5) Dealing Days on the relevant market commencing on such date (or, if later, the first such Dealing Day such Securities or Spin-Off Securities, options, warrants or other rights are publicly traded); and (iv) in the case of (i) converted into the Relevant Currency (if declared or paid in a currency other than the Relevant Currency at the rate of exchange used to determine the amount payable to Shareholders who were paid or are to be paid or are entitled to be paid the cash Dividend in NOK; and in any other case, converted into the Relevant Currency (if expressed in a currency other than the Relevant Currency) at the Prevailing Rate). The Fair Market Value shall be determined on a gross basis and disregarding any withholding or deduction required to be made for or on account of tax.

“Finance Documents” means these Bond Terms, the Bond Trustee Agreement, and any other document designated by the Issuer and the Bond Trustee as a Finance Document.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument, including the Bonds;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease (meaning that the lease is capitalised as an asset and booked as a corresponding liability in the balance sheet);

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis provided that the requirements for de-recognition under GAAP are met);

(f)	any derivative transaction entered into and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of a person which is not a Group Company which liability would fall within one of the other paragraphs of this definition;

(h)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the Issuer) before the Maturity Date or are otherwise classified as borrowings under GAAP;

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(i)	any amount of any liability under an advance or deferred purchase agreement, if (a) the primary reason behind entering into the agreement is to raise finance or (b) the agreement is in respect of the supply of assets or services and payment is due more than 120 calendar days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing or otherwise being classified as a borrowing under GAAP; and

(k)	without double counting, the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs a) to j) above.

“Financial Reports” means the Annual Financial Statements and the Interim Accounts.

“GAAP” means generally accepted accounting practices and principles in the United States of America including, if applicable, International Financial Reporting Standards (IFRS) and guidelines and interpretations issued by the International Accounting Standards Board (or any predecessor and successor thereof), in force from time to time.

“Group” means the Issuer and its Subsidiaries from time to time.

“Group Company” means any person which is a member of the Group.

“Independent Financial Adviser” means an independent investment bank of international repute or other independent adviser with appropriate expertise, in each case appointed by the Issuer and approved in writing by the Bond Trustee or, if the Issuer fails to make such appointment and such failure continues for a reasonable period (as determined by the Bond Trustee) and the Bond Trustee is indemnified and/or secured as to costs to its satisfaction against the costs, fees and expenses of such adviser, appointed by the Bond Trustee following notification to the Issuer.

“Insolvent” means that a person:

(a)	is unable or admits inability to pay its debts as they fall due;

(b)	suspends making payments on any of its debts generally; or

(c)	is otherwise considered insolvent or bankrupt within the meaning of the relevant bankruptcy legislation of the jurisdiction which can be regarded as its center of main interest as such term is understood pursuant to Council Regulation (EC) no. 1346/2000 on insolvency proceedings (as amended).

“Interest Payment Date” means the last day of each Interest Period, the first Interest Payment Date being 23 November 2018 and the last Interest Payment Date being the Maturity Date.

“Interest Period” means, subject to adjustment in accordance with the Business Day Convention, the periods between 23 May and 23 November each year, provided however that an Interest Period shall not extend beyond the Maturity Date.

“Interest Rate” means 3.875 per cent. per annum.

“Interim Accounts” means the unaudited consolidated quarterly financial statements of the Issuer for the quarterly period ending on each 31 March, 30 June, 30 September and 31 December in each year, prepared in accordance with GAAP.

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“ISIN” means International Securities Identification Number – the identification number of the Bonds.

“Issue Date” means 23 May 2018.

“Issuer” means the company designated as such in the preamble to these Bond Terms.

“Issuer’s Bonds” means any Bonds which are owned by the Issuer or any Affiliate of the Issuer.

“Issuer Optional Redemption Date” means the settlement date for the Issuer’s Redemption Option determined by the Issuer pursuant to Clause 10.2 (Redemption at the Option of the Issuer), or a date agreed upon between the Bond Trustee and the Issuer in connection with such redemption of Bonds.

“Joint Bookrunners” means Citigroup Global Markets Limited, Clarksons Platou Securities AS, DNB Bank ASA and Goldman Sachs International.

“Material Adverse Effect” means a material adverse effect on:

(a)	the ability of the Issuer to perform any of its obligations under the Bonds; and/or

(b)	the business, assets or financial condition of the Group taken as a whole.

“Material Subsidiary” means:

(a)	a Subsidiary of the Issuer the total assets or total revenue of which (unconsolidated where that Subsidiary itself has Subsidiaries) as at the date as at which its latest financial statements were prepared or, as the case may be, for the financial period to which those financial statements relate account for 5 per cent. or more of the consolidated total assets or total revenue of the Group (all as calculated by reference to the latest Annual Financial Statements); or

(b)	a Subsidiary of the Issuer to which it has been transferred (whether in a single transaction or a series of transactions (whether related or not)) the whole or substantially the whole of the assets of a Subsidiary which immediately prior to such transaction(s) was a Material Subsidiary.

For the purposes of this definition:

(i)	if a Subsidiary becomes a Material Subsidiary under paragraph (b) above, the Material Subsidiary by which the relevant transfer was made shall, subject to paragraph (a) above, cease to be a Material Subsidiary;

(ii)	if a Subsidiary is acquired by the Issuer after the end of the financial period to which the latest Annual Financial Statements relate, those financial statements shall be adjusted as if that Subsidiary had been shown in them by reference to its then latest audited financial statements until Annual Financial Statements for the financial period in which the acquisition is made have been prepared;

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(iii)	if, in the case of any Subsidiary, the latest Annual Financial Statements do not cover such Subsidiary, then the determination of whether or not such Subsidiary is a Material Subsidiary shall be determined by reference to the relevant Subsidiary’s unaudited annual financial statements (if any) or on the basis of pro forma financial statements (consolidated or, as the case may be, unconsolidated); and

(iv)	if the latest annual financial statements of any Subsidiary are not prepared on the basis of the same accounting principles, policies and practices as the latest Annual Financial Statements, then the determination of whether or not such Subsidiary is a Material Subsidiary shall be based on pro forma financial statements or, as the case may be, consolidated financial statements of such Subsidiary prepared on the same accounting principles, policies and practices as adopted in the latest consolidated audited financial statements of the Issuer, or an appropriate restatement or adjustment to the relevant financial statements of each Subsidiary.

“Maturity Date” means 23 May 2023, adjusted according to the Business Day Convention.

“Nominal Value” means the face value of the Shares.

“Outstanding Bonds” means any Bonds issued in accordance with these Bond Terms to the extent not redeemed or otherwise discharged.

“Overdue Amount” means any amount required to be paid by the Issuer under any of the Finance Documents but not made available to the Bondholders on the relevant Payment Date or otherwise not paid on its applicable due date.

“Paying Agent” means the legal entity appointed by the Issuer to act as its paying agent with respect to the Bonds in the CSD, being DNB Bank ASA.

“Payment Date” means any Interest Payment Date or any Repayment Date.

“Prevailing Rate” means, in respect of any pair of currencies on any day, the spot mid-rate of exchange between the relevant currencies prevailing as at 12 noon (London time) on that date (for the purpose of this definition, the “Original Date”) as appearing on or derived from Bloomberg page BFIX (or any successor page) in respect of such pair of currencies, or, if such a rate cannot be so determined, the rate prevailing as at 12 noon (London time) on the immediately preceding day on which such rate can be so determined, provided that if such immediately preceding day falls earlier than the fifth day prior to the Original Date or if such rate cannot be so determined (all as determined in good faith by the Issuer), the Prevailing Rate in respect of the Original Date shall be the rate determined in such other manner as an Independent Financial Adviser shall consider appropriate.

“Permitted Secured Capital Markets Indebtedness” means Secured Capital Markets Indebtedness in an aggregate principal amount not exceeding fifteen per cent. (15%) of the sum of the Issuer’s Property, Plant and Equipment, Jack-up drilling rigs and Newbuildings (each such capitalised term as used in the most recent Financial Report at the date of these Bond Terms) by reference to the Issuer’s most recent Annual Financial Statement and tested at each date of incurrence of Secured Capital Markets Indebtedness.

“Principal Amount” means the principal amount of each Bond as set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

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“Reference Share Price” means USD 4.87 per Share, always provided that, in connection with any determination of the Change of Control Conversion Price, the Reference Share Price shall be adjusted pro rata in accordance with the provisions relating to the adjustment of the Conversion Price, pursuant to Clause 12 (Conversion Terms) and Clause 13 (Adjustment of the Conversion Price).

“Relevant Currency” means, at any time, the currency in which the Shares are quoted or dealt in at such time on the Relevant Stock Exchange.

“Relevant Jurisdiction” means the country in which the Bonds are issued, being Norway.

“Relevant Record Date” means the date on which a Bondholder’s ownership of Bonds shall be recorded in the CSD as follows:

(a)	in relation to payments pursuant to these Bond Terms, the date designated as the Relevant Record Date in accordance with the rules of the CSD from time to time;

(b)	for the purpose of casting a vote in a Bondholders’ Meeting, the date falling on the immediate preceding Business Day to the date of that Bondholders’ Meeting being held, or another date as accepted by the Bond Trustee; and

(c)	for the purpose of casting a vote in a Written Resolution:

(i)	the date falling 3 Business Days after the Summons have been published; or,

(ii)	if the requisite majority in the opinion of the Bond Trustee has been reached prior to the date set out in paragraph (i) above, on the date falling on the immediate Business Day prior to the date on which the Bond Trustee declares that the Written Resolution has been passed with the requisite majority.

“Relevant Stock Exchange” means the Oslo Stock Exchange or, if at the relevant time, the Shares are not at that time listed and admitted to trading on the Oslo Stock Exchange, the principal stock exchange or securities market on which the Shares are then listed or quoted or dealt in.

“Repayment Date” means any Issuer Optional Redemption Date, Default Repayment Date, Bondholder Optional Redemption Date, Tax Redemption Date or the Maturity Date.

“Schedule” means the schedule or attachment to these Bond Terms.

“Securities” means any securities including, without limitation, Shares, restricted stock units, or options, warrants or other rights to subscribe for or purchase or acquire Shares.

“Securities Trading Act” means the Securities Trading Act of 2007 no.75 of the Relevant Jurisdiction.

“Security” means a mortgage, charge, pledge, lien, security assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Shares” means fully paid ordinary shares of the Issuer, at the date of these Bond Terms listed on the Oslo Stock Exchange, including such ordinary shares of the Issuer which, pursuant to the terms and conditions of these Bond Terms, shall be issued following any Bondholder’s exercise of its Conversion Right.

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“Shareholder” means a holder of a Share.

“Spin-Off” means:

(a)	a distribution of Spin-Off Securities by the Issuer to Shareholders as a class; or

(b)	any issue, transfer or delivery of any property or assets (including cash or shares or securities of or in or issued or allotted by any entity) by any entity (other than the Issuer) to Shareholders as a class, pursuant in each case to any arrangements with the Issuer or any of its Subsidiaries.

“Spin-Off Securities” means equity share capital of an entity other than the Issuer or options, warrants or other rights to subscribe for or purchase equity share capital of an entity other than the Issuer.

“Subsidiary” means a company over which another company has Control.

“Summons” means the call for a Bondholders’ Meeting or a Written Resolution as the case may be.

“Tax Redemption Date” means the date set out in a notice from the Issuer to the Bondholders pursuant to Clause 10.4 (Redemption at the Option of a Bondholder for Taxation Reasons).

“Voting Rights” means the right generally to vote at a general meeting of shareholders of the Issuer (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency) or to elect the majority of the members of the board of directors or other governing body of the Issuer.

“Volume Weighted Average Price” means, in respect of a Share, Security or, as the case may be, a Spin-Off Security on any Dealing Day, the volume-weighted average price of a Share, Security or, as the case may be, a Spin-Off Security published by or derived (in the case of a Share) from Bloomberg page HP (or any successor page) (setting Weighted Average Line or any other successor setting and using values not adjusted for any event occurring after such Dealing Day; and for the avoidance of doubt, all values will be determined with all adjustment settings on the DPDF Page, or any successor or similar setting, switched off) or (in the case of a Security or Spin-Off Security) from the principal stock exchange or securities market on which such Securities or Spin-Off Securities are then listed or quoted or dealt in, if any or, in any such case, such other source as shall be determined to be appropriate by an Independent Financial Adviser on such Dealing Day, provided that if on any such Dealing Day where such price is not available or cannot otherwise be determined as provided above, the Volume Weighted Average Price of a Share, Security or a Spin-Off Security, as the case may be, in respect of such Dealing Day shall be the Volume Weighted Average Price, determined as provided above, on the immediately preceding Dealing Day on which the same can be so determined, and, in each case, if expressed in another currency, converted into the applicable currency by using the Prevailing Rate, and when calculating the Volume Weighted Average Price over several days, each day should apply the Prevailing Rate for that day.

References to any issue or offer or grant to Shareholders “as a class” or “by way of rights” shall be taken to be references to an issue or offer or grant to all or substantially all Shareholders other than Shareholders to whom, by reason of the laws of any territory or requirements of any recognised regulatory body or any other stock exchange or securities market in any territory or in connection with fractional entitlements, it is determined not to make such issue or offer or grant.

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In making any calculation or determination of Current Market Price or Volume Weighted Average Price, such adjustments (if any) shall be made as an Independent Financial Adviser considers appropriate to reflect any consolidation or sub-division of the Shares or any issue of Shares by way of capitalisation of profits or reserves, or any like or similar event.

“Voting Bonds” means the Outstanding Bonds less the Issuer’s Bonds and a Voting Bond shall mean any single one of those Bonds.

“Written Resolution” means a written (or electronic) solution for a decision making among the Bondholders, as set out in Clause 18.5 (Written Resolutions).

1.2	Construction

In these Bond Terms, unless the context otherwise requires:

(a)	headings are for ease of reference only;

(b)	words denoting the singular number will include the plural and vice versa;

(c)	references to Clauses are references to the Clauses of these Bond Terms;

(d)	references to a time are references to Central European time unless otherwise stated;

(e)	references to a provision of “law” is a reference to that provision as amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law;

(f)	references to a “regulation” includes any regulation, rule, official directive, request or guideline by any official body;

(g)	references to a “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, unincorporated organisation, government, or any agency or political subdivision thereof or any other entity, whether or not having a separate legal personality;

(h)	references to Bonds being “redeemed” means that such Bonds are cancelled and discharged in the CSD in a corresponding amount, and that any amounts so redeemed may not be subsequently re-issued under these Bond Terms;

(i)	references to Bonds being “purchased” or “repurchased” by the Issuer means that such Bonds may be dealt with by the Issuer as set out in Clause 11.1 (Issuer’s purchase of Bonds);

(j)	references to persons “acting in concert” shall be interpreted pursuant to the relevant provisions of the Securities Trading Act; and

(k)	an Event of Default is “continuing” if it has not been remedied or waived.

2.	THE BONDS

2.1	Amount, denomination and ISIN of the Bonds

(a)	The Issuer has resolved to issue a series of Bonds in the amount of USD 350,000,000.

(b)	The Bonds are denominated in US Dollars (USD), being the legal currency of the United States of America.

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(c)	The Principal Amount of each Bond is USD 200,000.

(d)	The ISIN of the Bonds is NO0010822935. All Bonds issued under the same ISIN will have identical terms and conditions as set out in these Bond Terms.

2.2	Tenor of the Bonds

The tenor of the Bonds is from and including the Issue Date to but excluding the Maturity Date.

2.3	Use of proceeds

The Issuer will use the net proceeds from the issuance of the Bonds for financing the purchase of five rigs from an Asian shipyard, general corporate purposes of the Group and the entry into the Convertible Bond Hedge Transaction.

2.4	Status of the Bonds

The Bonds will constitute senior debt obligations of the Issuer. The Bonds will rank pari passu between themselves and will rank at least pari passu with all other obligations of the Issuer (save for such claims which are preferred by bankruptcy, insolvency, liquidation or other similar laws of general application).

2.5	Transaction Security

The Bonds are unsecured.

3.	THE BONDHOLDERS

3.1	Bond Terms binding on all Bondholders

(a)	Upon registration of the Bonds in the CSD, the Bondholders shall be bound by the terms and conditions of these Bond Terms and any other Finance Document without any further action or formality being required to be taken or satisfied.

(b)	The Bond Trustee is always acting with binding effect on behalf of all the Bondholders.

3.2	Limitation of rights of action

(a)	No Bondholder is entitled to take any enforcement action, instigate any insolvency procedures, or take other action against the Issuer or any other party in relation to any of the liabilities of the Issuer or any other party under or in connection with the Finance Documents, other than through the Bond Trustee and in accordance with these Bond Terms, provided, however, that the Bondholders shall not be restricted from exercising any of their individual rights derived from these Bond Terms, including the right to exercise the Bondholder Redemption Option.

(b)	Each Bondholder shall immediately upon request by the Bond Trustee provide the Bond Trustee with any such documents, including a written power of attorney (in form and substance satisfactory to the Bond Trustee), as the Bond Trustee deems necessary for the purpose of exercising its rights and/or carrying out its duties under the Finance Documents. The Bond Trustee is under no obligation to represent a Bondholder which does not comply with such request.

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3.3	Bondholders’ rights

(a)	If a beneficial owner of a Bond not being registered as a Bondholder wishes to exercise any rights under the Finance Documents, it must obtain proof of ownership of the Bonds, acceptable to the Bond Trustee.

(b)	A Bondholder (whether registered as such or proven to the Bond Trustee’s satisfaction to be the beneficial owner of the Bond as set out in paragraph (a) above) may issue one or more powers of attorney to third parties to represent it in relation to some or all of the Bonds held or beneficially owned by such Bondholder. The Bond Trustee shall only have to examine the face of a power of attorney or similar evidence of authorisation that has been provided to it pursuant to this Clause 3.3 (Bondholder’s rights) and may assume that it is in full force and effect, unless otherwise is apparent from its face or the Bond Trustee has actual knowledge to the contrary.

4.	ADMISSION TO LISTING

The Issuer will use its reasonable endeavours to obtain admission to trading of the Bonds on an internationally recognised, regularly operating, regulated or non-regulated stock exchange or securities market within thirty (30) days of the Issue Date.

5.	REGISTRATION OF THE BONDS

5.1	Registration in the CSD

The Bonds shall be registered in dematerialised form in the CSD according to the relevant securities registration legislation and the requirements of the CSD.

5.2	Obligation to ensure correct registration

The Issuer will at all times ensure that the registration of the Bonds in the CSD is correct and shall immediately upon any amendment or variation of these Bond Terms give notice to the CSD of any such amendment or variation.

5.3	Country of issuance

The Bonds have not been issued under any other country’s legislation than that of the Relevant Jurisdiction. Save for the registration of the Bonds in the CSD, the Issuer is under no obligation to register, or cause the registration of, the Bonds in any other registry or under any other legislation than that of the Relevant Jurisdiction.

6.	CONDITIONS FOR DISBURSEMENT

6.1	Conditions precedent for disbursement to the Issuer

(a)	The net proceeds from the issuance of the Bonds will not be disbursed to the Issuer unless the Bond Trustee has received or is satisfied that it will receive in due time (as determined by the Bond Trustee) prior to such disbursement to the Issuer each of the following documents, in form and substance satisfactory to the Bond Trustee:

(i)	these Bond Terms duly executed by all parties thereto;

(ii)	certified copies of all corporate resolutions of the Issuer required for the Issuer to issue the Bonds and execute the Finance Documents to which it is a party;

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(iii)	a certified copy of a power of attorney from the Issuer to relevant individuals for their execution of the Finance Documents to which it is a party, or extracts from the relevant register or similar documentation evidencing such individuals’ authorisation to execute such Finance Documents on behalf of the Issuer;

(iv)	certified copies of (i) the Certificate of Incorporation or other similar official document for the Issuer (including Certificate of Compliance), evidencing that it is validly existing and in good standing and (ii) the Memorandum of Association or Bye-Laws of the Issuer;

(v)	copies of the Issuer’s latest Financial Reports (if any);

(vi)	confirmation from the Joint Bookrunners that the requirements set out in Chapter 7 of the Norwegian Securities Trading Act (implementing the EU prospectus directive (2003/71 EC) concerning prospectuses) have been fulfilled, if applicable;

(vii)	evidence that an exemption has been obtained from the prospectus requirements under Bermuda law (or confirmation that no such exemption is required to be obtained) and, to the extent necessary, any public authorisations required for the issuance of the Bonds;

(viii)	confirmation that the Bonds are registered in the CSD;

(ix)	the Bond Trustee Agreement duly signed by all parties thereto;

(x)	copies of any written documentation used in marketing the Bonds or made public by the Issuer or any Joint Bookrunner in connection with the issuance of the Bonds;

(xi)	any other Finance Documents duly signed by all parties thereto; and

(xii)	any statements or legal opinions as may be required by the Bond Trustee (including in respect of corporate matters relating to the Issuer and the legality, validity and enforceability of these Bond Terms and the Finance Documents).

(b)	The Bond Trustee, acting in its reasonable discretion, may waive the deadline or the requirements for documentation set out in this Clause 6.1 (Conditions precedent for disbursement to the Issuer), or decide in its discretion that delivery of certain documents as set out in this Clause 6.1 (Conditions precedent for disbursement to the Issuer) shall be made subject to an agreed closing procedure between the Bond Trustee and the Issuer.

6.2	Distribution

Disbursement of the proceeds from the issuance of the Bonds is conditional on the Bond Trustee’s confirmation to the Paying Agent that the conditions in Clause 6.1 (Conditions precedent for disbursement to the Issuer) have been either satisfied in the Bond Trustee’s discretion or waived by the Bond Trustee pursuant to paragraph 6.1(b) above.

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7.	REPRESENTATIONS AND WARRANTIES

The Issuer makes the representations and warranties set out in this Clause 7 (Representations and warranties), in respect of itself and in respect of each Group Company to the Bond Trustee (on behalf of the Bondholders) at date of these Bond Terms and at the Issue Date and with reference to the facts and circumstances then existing.

7.1	Status

It is a limited liability company, duly incorporated and validly existing and registered under the laws of its jurisdiction of incorporation, and has the power to own its assets and carry on its business as it is being conducted.

7.2	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, these Bond Terms and any other Finance Document to which it is a party and the transactions contemplated by those Finance Documents.

7.3	Valid, binding and enforceable obligations

These Bond Terms and each other Finance Document to which it is a party constitutes (or will constitute, when executed by the respective parties thereto) its legal, valid and binding obligations, enforceable in accordance with their respective terms, and (save as provided for therein) no further registration, filing, payment of tax or fees or other formalities are necessary or desirable to render the said documents enforceable against it.

7.4	Non-conflict with other obligations

The entry into and performance by it of these Bond Terms and any other Finance Document to which it is a party and the transactions contemplated thereby do not and will not conflict with (i) any law or regulation or judicial or official order; (ii) its constitutional documents; or (iii) any agreement or instrument which is binding upon it or any of its assets.

7.5	No Event of Default

(a)	No Event of Default exists or is likely to result from the making of any drawdown under these Bond Terms or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b)	No other event or circumstance is outstanding which constitutes (or with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is likely to have a Material Adverse Effect.

7.6	Authorisations and consents

All authorisations, consents, approvals, resolutions, licenses, exemptions, filings, notarisations or registrations required:

(a)	to enable it to enter into, exercise its rights and comply with its obligations under these Bond Terms or any other Finance Document to which it is a party; and

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(b)	to carry on its business as presently conducted and as contemplated by these Bond Terms, have been obtained or effected and are in full force and effect.

7.7	Litigation

No litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which, if adversely determined, is likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

7.8	Financial Reports

Its most recent Financial Reports fairly and accurately represent the assets and liabilities and financial condition as at their respective dates, and have been prepared in accordance with GAAP, consistently applied.

7.9	No Material Adverse Effect

Since the date of the most recent Financial Reports, there has been no change in its business, assets or financial condition that is likely to have a Material Adverse Effect.

7.10	No misleading information

All information which has been presented to the Bond Trustee or the Bondholders in relation to the Bonds is, to the best knowledge of the Issuer, having taken all reasonable measures to ensure the same:

(a)	true and accurate in all material respects as at the date the relevant information is expressed to be given; and

(b)	does not omit any material information likely to affect the accuracy of the information as regards the evaluation of the Bonds in any material respects unless subsequently disclosed to the Bond Trustee in writing or otherwise made publicly known.

7.11	No withholdings

The Issuer is not required to make any deduction or withholding from any payment which it may become obliged to make to the Bond Trustee or the Bondholders under these Bond Terms.

7.12	Pari passu ranking

Its payment obligations under these Bond Terms or any other Finance Document to which it is a party rank at least pari passu as set out in Clause 2.4 (Status of the Bonds).

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7.13	Security

No Security exists over any of the present assets of any member of the Group in conflict with these Bond Terms.

7.14	Share Conversion

The Issuer will, during the term of the Bonds, have the authority to issue and allot, free from pre-emption rights and at the Conversion Price, no less than 52,267,670 Shares less such number of Shares that at any time have been issued and allotted upon the exercise of the Bondholders of their Conversion Right.

8.	PAYMENTS IN RESPECT OF THE BONDS

8.1	Covenant to pay

(a)	The Issuer will unconditionally make available to or to the order of the Bond Trustee and/or the Paying Agent all amounts due on each Payment Date pursuant to the terms of these Bond Terms at such times and to such accounts as specified by the Bond Trustee and/or the Paying Agent in advance of each Payment Date or when other payments are due and payable pursuant to these Bond Terms.

(b)	All payments to the Bondholders in relation to the Bonds shall be made to each Bondholder registered as such in the CSD at the Relevant Record Date, by, if no specific order is made by the Bond Trustee, crediting the relevant amount to the bank account nominated by such Bondholder in connection with its securities account in the CSD.

(c)	Payment constituting good discharge of the Issuer’s payment obligations to the Bondholders under these Bond Terms will be deemed to have been made to each Bondholder once the amount has been credited to the bank holding the bank account nominated by the Bondholder in connection with its securities account in the CSD. If the paying bank and the receiving bank are the same, payment shall be deemed to have been made once the amount has been credited to the bank account nominated by the Bondholder in question.

(d)	If a Payment Date or a date for other payments to the Bondholders pursuant to the Finance Documents falls on a day on which either of the relevant CSD settlement system or the relevant currency settlement system for the Bonds are not open, the payment shall be made on the first following possible day on which both of the said systems are open, unless any provision to the contrary have been set out for such payment in the relevant Finance Document.

8.2	Default interest

(a)	Default interest will accrue on any Overdue Amount from and including the Payment Date on which it was first due to and excluding the date on which the payment is made at the Interest Rate plus an additional three (3) per cent. per annum.

(b)	Default interest accrued on any Overdue Amount pursuant to this Clause 8.2 (Default interest) will be added to the Overdue Amount on each Interest Payment Date until the Overdue Amount and default interest accrued thereon have been repaid in full.

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8.3	Partial payments

(a)	If the Paying Agent or the Bond Trustee receives a payment that is insufficient to discharge all amounts then due and payable under the Finance Documents (a “Partial Payment”), such Partial Payment shall, in respect of the Issuer’s debt under the Finance Documents be considered made for discharge of the debt of the Issuer in the following order of priority:

(i)	firstly, towards any outstanding fees, liabilities and expenses of the Bond Trustee;

(ii)	secondly, towards accrued interest due but unpaid; and

(iii)	thirdly, towards any Principal Amount of Outstanding Bonds due but unpaid.

(b)	Notwithstanding paragraph (a) above, any Partial Payment which is distributed to the Bondholders, shall, after the above mentioned deduction of outstanding fees, liabilities and expenses, be applied (i) firstly towards any Principal Amount of Outstanding Bonds due but unpaid and (ii) secondly, towards accrued interest due but unpaid, in the following situations;

(i)	the Bond Trustee has served a Default Notice in accordance with Clause 17.2 (Acceleration of the Bonds), or

(ii)	as a result of a resolution according to Clause 18 (Bondholders’ decisions).

8.4	Taxation

(a)	All payments made by on or behalf of the Issuer in respect of the Bonds under the Finance Documents will be made free from any restriction or condition and be made without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda or any political subdivision or any authority thereof or therein having power to tax, unless deduction or withholding of such taxes, duties, assessments or governmental charges is required to be made by law.

(b)	If any withholding or deduction is required to be made by the Issuer in accordance with Clause 8.4(a), the Issuer shall:

(i)	gross up the amount of the payment due from the Issuer up to such amount which is necessary to ensure that each Bondholder or the Bond Trustee, as the case may be, receives a net amount which is (after making the required withholding or deduction) equal to the payment which would have been received if no withholding or deduction had been required; and

(ii)	at the request of the Bond Trustee, deliver to the Bond Trustee evidence that the required tax deduction or withholding has been made.

(c)	Any public fees levied on the trade of Bonds in the secondary market shall be paid by the Bondholders, unless otherwise provided by law or regulation, and the Issuer shall not be responsible for reimbursing any such fees.

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8.5	Currency

(a)	All amounts payable under the Finance Documents shall be payable in the denomination of the Bonds set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds). If, however, the denomination differs from the currency of the bank account connected to the Bondholder’s account in the CSD, any cash settlement may be exchanged and credited to this bank account.

(b)	Any specific payment instructions, including foreign exchange bank account details, to be connected to the Bondholder’s account in the CSD must be provided by the relevant Bondholder to the Paying Agent (either directly or through its account manager in the CSD) within five Business Days prior to a Payment Date. Depending on any currency exchange settlement agreements between each Bondholder’s bank and the Paying Agent, and opening hours of the receiving bank, cash settlement may be delayed, and payment shall be deemed to have been made once the cash settlement has taken place, provided, however, that no default interest or other penalty shall accrue for the account of the Issuer for such delay.

8.6	Set-off and counterclaims

The Issuer may not apply or perform any counterclaims or set-off against any payment obligations pursuant to these Bond Terms or any other Finance Document.

9.	INTEREST

9.1	Calculation of interest

(a)	Each Outstanding Bond will accrue interest at the Interest Rate on the Nominal Amount for each Interest Period, commencing on and including the first date of the Interest Period, and ending on but excluding the last date of the Interest Period.

(b)	Interest shall be calculated on the basis of a 360-day year comprised of twelve months of 30 days each and, in case of an incomplete month, the actual number of days elapsed (30/360-days basis).

9.2	Payment of Interest

Interest shall fall due on each Interest Payment Date for the corresponding preceding Interest Period and, with respect to accrued interest on the principal amount then due and payable, on each Repayment Date.

10.	REDEMPTION AND REPURCHASE OF BONDS

10.1	Redemption on the Maturity Date

The Outstanding Bonds will mature in full on the Maturity Date and shall be redeemed by the Issuer on the Maturity Date at a price equal to 100 per cent. of the Principal Amount.

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10.2	Redemption at the Option of the Issuer

(a)	The Issuer may at any time, provided that less than fifteen per cent (15%) of the aggregate Principal Amount of the Bonds issued on the Issue Date remain outstanding, redeem all, but not only some, of the Outstanding Bonds at a price per Bond equal to the Principal Amount plus accrued but unpaid interest to (but excluding) the Issuer Optional Redemption Date (the “Issuer’s Redemption Option”).

(b)	Exercise of the Issuer’s Redemption Option shall be notified by the Issuer in writing to the Bond Trustee and the Bondholders not more than sixty (60) nor less than thirty (30) Business Days before the Issuer Optional Redemption Date. Such notice sent by the Issuer shall specify the Issuer Optional Redemption Date.

(c)	For the avoidance of doubt, each Bondholder may within the Conversion Period elect to exercise its Conversion Right after having received the Issuer’s Redemption Option notice.

(d)	On the Issuer Optional Redemption Date, the Issuer shall pay to each of the Bondholders, in respect of each such Bond to be redeemed, the Principal Amount of such Bond and any unpaid interest accrued up to the Issuer’s Optional Redemption Date.

10.3	Redemption at the Option of a Bondholder due to a Change of Control Event

(a)	Upon the occurrence of a Change of Control Event, each Bondholder shall at any time during the period commencing on the date on which such Change of Control Event occurred and ending sixty (60) calendar days following such date or, if later, the sixty (60) calendar days period following the notification of such Change of Control Event being given by the Issuer to the Bondholders in accordance with Clause 21.3 (the “Change of Control Conversion Period”), be entitled, at its option, either to:

(i)	require that the Issuer redeems all or some of the Bonds held by that Bondholder at a price equal to 100 per cent. of the Principal Amount (a “Bondholder Redemption Option”) plus accrued but unpaid interest up to but excluding the Bondholder Optional Redemption Date; or

(ii)	convert its Bonds at the “Change of Control Conversion Price”, which shall be calculated by the Issuer as set out below, but in each case adjusted, if required by these Bond Terms, under the provisions of Clause 12 (Conversion Terms) or Clause 13 (Adjustment of the Conversion Price) (provided that no adjustment to the Conversion Price will be made in respect of such Change of Control Event other than pursuant to this Clause 10.3 in respect of exercise of the conversion right in the Change of Control Conversion Period):

where:

COCCP	is the Change of Control Conversion Price;

RP	is the Reference Share Price (adjusted pro rata for any earlier adjustment to the Conversion Price pursuant to Clause 13);

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OCP	is the current Conversion Price on the relevant Exercise Date;

N	is the number of days from (and including) the Issue Date to (but excluding) the Maturity Date; and

n	is the number of days from (and including) the Issue Date to (but excluding) the date of the Change of Control Event.

(b)	Upon the occurrence of a Change of Control Event, where a Conversion Date falls within the Change of Control Conversion Period and the Issuer in respect of the Bonds within 30 days following the end of the Change of Control Conversion Period gives a notice in accordance with paragraph (c) below, the Conversion Price for the purpose of such exercise shall be the Change of Control Conversion Price.

(c)	To exercise either such option, a Bondholder must, via its account manager, notify the Paying Agent within the Change of Control Conversion Period in accordance with the notice provisions set out in Clause 12.4 (Exercise notice). For the avoidance of doubt, the aforesaid is an option exercisable at the sole discretion of each Bondholder, and each Bondholder may elect not to exercise such option and to continue to hold its Bonds.

(d)	In the event of the conversion of Bonds pursuant to this Clause 10.3, the Issuer shall as soon as possible, but in no event later than on the Change of Control Conversion Date, issue to and in the names of the relevant Bondholder the number of Shares which are necessary in order to fulfil the Issuer’s obligations to issue new Shares to the relevant Bondholder pursuant to its Conversion Rights. The number of Shares required to be issued shall be determined by dividing the Principal Amount of the Bonds by the Change of Control Conversion Price in effect on the relevant Exercise Date. For the avoidance of doubt, the provisions of Clause 12.5 (Effectuation of Conversion Rights) shall apply mutatis mutandis to a conversion of Bonds pursuant to this Clause 10.3.

(e)	The Bondholders’ rights in accordance with this Clause 10.3 paragraph (a) will not fall away due to subsequent events related to the Issuer.

10.4	Redemption at the Option of the Issuer for Taxation Reasons

(a)	The Issuer will, subject to a Bondholder’s election to receive cash payments pursuant to paragraph (c) below, have the right to redeem all, but not only some, of the Outstanding Bonds at a price equal to 100 per cent. of the Principal Amount plus accrued but unpaid interest up to (but excluding) the Tax Redemption Date if (i) the Issuer satisfies the Bond Trustee immediately prior to the giving of such notice that the Issuer has or will become obliged to pay additional amounts in respect of payments of interest on the Bonds under the Finance Documents pursuant to Clause 8.4(a) as a result of any change in, or amendment to, the laws or regulations of Bermuda or any political subdivision or any authority thereof or therein having power to tax, or any change in the general application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the Date of Pricing, and (ii) such obligation cannot be avoided by the Issuer taking reasonable measures available to it.

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(b)	The Issuer shall give written notice of such redemption to the Bond Trustee and the Bondholders not less than thirty (30) days and not more than sixty (60) days prior to the Tax Redemption Date, provided that no such notice shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obliged to make such withholding or deduction were a payment in respect of the Bonds then due.

(c)	A Bondholder may, by written notice to the Issuer at any time from receipt of written notice from the Issuer in accordance with paragraph (b) above to and including the day falling ten (10) Business Days prior to the Tax Redemption Date, elect that its Bonds shall not be redeemed and that the provisions of Clause 8.4(a) requiring the Issuer to pay additional amounts shall not apply in respect of any payment of interest to be made on such Bonds which falls due after the relevant Tax Redemption Date, whereupon no additional amounts shall be payable in respect thereof pursuant to Clause 8.4(a) and payment of all amounts under the Finance Documents shall be made subject to the deduction or withholding of any Bermudan taxation required to be withheld or deducted.

11.	PURCHASE AND TRANSFER OF BONDS

11.1	Issuer’s purchase of Bonds

The Issuer and its Subsidiaries may purchase and hold Bonds and such Bonds may be retained, sold or cancelled in the Issuer’s sole discretion, including with respect to Bonds purchased pursuant to Clause 10.3 (Redemption at the Option of a Bondholder due to a Change of Control Event).

11.2	Restrictions

(a)	Certain purchase or selling restrictions may apply to Bondholders under applicable local laws and regulations from time to time. Neither the Issuer nor the Bond Trustee shall be responsible to ensure compliance with such laws and regulations and each Bondholder is responsible for ensuring compliance with the relevant laws and regulations at its own cost and expense.

(b)	A Bondholder who has purchased Bonds in breach of applicable restrictions may, notwithstanding such breach, benefit from the rights attached to the Bonds pursuant to these Bond Terms (including, but not limited to, voting rights), provided that the Issuer shall not incur any additional liability by complying with its obligations to such Bondholder.

12.	CONVERSION TERMS

12.1	Exercise of Conversion Rights

(a)	Each Bondholder may exercise one or more of his Conversion Right(s) at the Conversion Price at any time during the Conversion Period (subject to any applicable fiscal or other laws) provided that notification thereof is given pursuant to Clause 12.4 (Exercise notice).

(b)	A Conversion Right may only be exercised in respect of the whole of the Principal Amount of a Bond.

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(c)	Conversion Rights may not be exercised (i) following the giving of notice by the Bond Trustee pursuant to Clause 17.2 (Acceleration of Bonds) or (ii) in respect of a Bond which the relevant Bondholder has exercised its right to require the Issuer to redeem pursuant to the terms set forth in these Bond Terms.

12.2	Separation of the Conversion Right

The	Conversion Right cannot be separated from the Bond.

12.3	Number of Shares issued

The number of Shares to be issued on exercise of a Conversion Right shall be determined by dividing the Principal Amount of the relevant Bond or Bonds by the Conversion Price in effect on the relevant Exercise Date. The Conversion Price shall be subject to adjustment pursuant to Clause 10.3 (Redemption at the Option of a Bondholder due to a Change of Control Event), Clause 12 (Conversion Terms) and Clause 13 (Adjustment of the Conversion Price).

12.4	Exercise notice

In order to exercise a Conversion Right, the Bondholder shall deliver to the specified office of the Paying Agent (via its account manager) during its usual business hours a duly completed, irrevocable and signed exercise notice and the relevant Bond(s) through the CSD. If such delivery is made after the end of normal business hours or on a day which is not a business day in the place of the specified office of the Paying Agent, such delivery shall be deemed for purposes of these Bond Terms to have been on the next business day following such delivery day. Request for conversion takes place by the Bondholder notifying his account manager of the number of Bonds which shall be converted. The account manager will then promptly forward the request to the Issuer (via the Paying Agent).

12.5	Effectuation of Conversion Rights

(a)	Conversion will be effected by a set-off of the aggregate Principal Amount of the Bonds to be converted against the issuing of the whole number of Shares resulting from dividing the Principal Amount of all the Bonds to be converted by the Conversion Price. Any excess amount beyond the whole number of Shares converted by the Bonds shall fall to the Issuer and accordingly fractions of Shares will not be issued or transferred upon exercise of a Conversion Right and no cash payment will be made in lieu thereof. Where Conversion Rights are exercised by a Bondholder in respect of more than one Bond, the number of Shares to be issued will be determined on the basis of the aggregate Principal Amount of such Bonds.

(b)	The Issuer shall pay all (if any) taxes and capital, stamp issue and registration duties payable in Norway arising on conversion and on the issue and delivery of Shares upon conversion. A Bondholder exercising Conversion Rights must pay directly to the relevant authorities all (if any) taxes and capital, stamp, issue and registration duties payable in any jurisdictions other than Norway and arising on conversion of the Bonds and on the issue and delivery of Shares upon such conversion. Such Bondholder must also pay all taxes and capital, stamp issue and registration duties (if any) imposed on it and arising by reference to any disposal or deemed disposal of a Bond or any interest therein in connection with the exercise of Conversion Rights by it.

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(c)	Interest accrued since the last Interest Payment Date but not due on a Conversion Date, shall not be payable in cash nor kind to the Bondholders, but shall accrue to the Issuer unless the Conversion Date shall fall on a Payment Date or a Bondholder is exercising its Conversion Right following the Issuer having exercised its option to redeem the Bonds under Clause 10.2 or 10.4, in which case interest due shall be paid to the relevant Bondholder.

(d)	The Issuer shall (if relevant via the Paying Agent) on or prior to or with effect from the Conversion Date (i) carry the conversion into effect by, at its own discretion, issuing the relevant number of new Shares or transferring existing Shares to the converting Bondholder or his nominee, (ii) ensure the due registration of such Shares in the CSD (at the account of the converting Bondholder) and listing of such Shares on the Relevant Stock Exchange and any other stock exchange on which the Shares may then be listed or quoted or dealt in (and shall deliver any such documents and do any acts necessary in relation thereto), but this obligation to list such Shares shall not be considered as being breached as a result of a Change of Control (whether or not recommended or approved by the board of directors of the Issuer) that causes or gives rise to, whether following the operation of any applicable compulsory acquisition provision or otherwise including at the request of the person or persons controlling the Issuer as a result of the Change of Control, a de-listing of the Shares, and (iii) ensure that the Outstanding Bonds shall be written down. Upon the issuance or transfer of the Shares on conversion of any Bonds in accordance with the terms of these Bond Terms, the Issuer shall have no further liability in respect of such Bonds.

12.6	Shares to rank pari passu

Shares issued or transferred upon conversion of the Bonds will be fully paid and will in all respects rank pari passu with the Shares in issue on the relevant Conversion Date or, in the case of Additional Shares, on the relevant Reference Date, except in any such case for any right excluded by mandatory provisions of applicable law and except that such Shares or, as the case may be, Additional Shares will not rank for any rights, distributions or payments the record date (or other due date for the establishment of entitlement) for which falls prior to the relevant Conversion Date or, as the case may be, the relevant Reference Date.

13.	ADJUSTMENT OF THE CONVERSION PRICE

Upon	the occurrence of any of the events described below, the Conversion Price shall be adjusted as follows:

(a)	If and whenever there shall be a consolidation, reclassification or subdivision affecting the number of Shares in issue, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such consolidation, reclassification or subdivision by the following fraction:

where:

A is the aggregate number of Shares in issue immediately before such consolidation, reclassification or subdivision, as the case may be; and

B is the aggregate number of Shares in issue immediately after, and as a result of, such consolidation, reclassification or subdivision, as the case may be.

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Such adjustment shall become effective on the date the consolidation, reclassification or subdivision, as the case may be, takes effect.

(b)	If and whenever the Issuer shall issue any Shares credited as fully paid to the Shareholders by way of capitalisation of profits or reserves (including any share premium account or capital redemption reserve) other than (1) where any such Shares are or are to be issued instead of the whole or part of a Dividend in cash which the Shareholders would or could otherwise have elected to receive, (2) where the Shareholders may elect to receive a Dividend in cash in lieu of such Shares or (3) where any such Shares are or are expressed to be issued in lieu of a Dividend (whether or not a cash Dividend equivalent or amount is announced or would otherwise be payable to Shareholders, whether at their election or otherwise), the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such issue by the following fraction:

where:

A is the aggregate Nominal Value of the Shares in issue immediately before such issue; and

B is the aggregate Nominal Value of the Shares in issue immediately after such issue.

Such adjustment shall become effective on the date of issue of such Shares.

(c)	If and whenever the Issuer shall pay or make any Dividend to the Shareholders where the Effective Date in respect of which falls on or after the Issue Date, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to the Effective Date by the following fraction:

where:

A is the Current Market Price of one Share on the first date on which the Shares are traded ex- the relevant Dividend on the Relevant Stock Exchange or, in the case of a purchase of Shares or any receipts or certificates representing Shares by or on behalf of the Issuer or any Subsidiary of the Issuer, is the Current Market Price of one Share on the date on which such Shares are purchased or, in the case of a Spin-Off, is the Current Market Price of one Share on the first date on which the Shares are traded ex- the relevant Spin-Off on the Relevant Stock Exchange; and

B is the portion of the Fair Market Value, with such portion being determined by dividing the Fair Market Value of the aggregate Dividend by the number of Shares entitled to receive the relevant Dividend (or, in the case of a purchase of Shares or any receipts or certificates representing shares by or on behalf of the Issuer or any Subsidiary of the Issuer, by the number of Shares in issue immediately prior to such purchase), of the Dividend attributable to one Share.

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Such adjustment shall become effective on the first date on which the Shares are traded ex- the relevant Dividend on the Relevant Stock Exchange or, in the case of a purchase of Shares or any receipts or certificates representing Shares, on the date such purchase is made or, in the case of a Spin-Off, the first date on which the Shares are traded ex- the relevant Spin-Off.

“Effective Date” means the later of (i) the first date on which the Shares are traded ex- the relevant Dividend on the Relevant Stock Exchange and (ii) the first date upon which the Fair Market Value of the relevant Dividend is capable of being determined as provided herein.

(d)	If and whenever the Issuer shall issue Shares to Shareholders as a class by way of rights, or issue or grant to Shareholders as a class by way of rights, any options, warrants or other rights to subscribe for or purchase any Shares or any Securities which by their terms carry (directly or indirectly) rights of conversion into, or exchange or subscription for, Shares (or shall grant any such rights in respect of existing Securities so issued) in each case at a price per Share which is less than ninety five per cent. (95%) of the Current Market Price per Share on the first Dealing Day on which the Shares are traded ex- the relevant issue on the Relevant Stock Exchange, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to the Effective Date by the following fraction:

where:

A is the number of Shares in issue on the Effective Date;

B is the number of Shares which the aggregate amount (if any) payable for the Shares issued by way of rights, or for the Securities issued by way of rights, or for the options or warrants or other rights issued by way of rights and for the total number of Shares deliverable on the exercise thereof, would purchase at such Current Market Price per Share; and

C is the number of Shares issued or, as the case may be, the maximum number of Shares which may be issued upon exercise of such options, warrants or rights calculated as at the date of issue of such options, warrants or rights or upon conversion or exchange or exercise of rights of subscription or purchase in respect thereof at the initial conversion, exchange, subscription or purchase price or rate;

provided that if at the time of issue of the relevant Securities or the date of grant of such rights (as used in this Clause 13 paragraph (d), the “Specified Date”) such number of Shares is to be determined by reference to the application of a formula or other variable feature or the occurrence of any event at some subsequent time (which may be when such Securities are converted or exchanged or rights of subscription are exercised or at such other time as may be provided) then for the purposes of this Clause 13 paragraph (d), “C” shall be determined by the application of such formula or variable feature or as if the relevant event occurs or had occurred as at the Specified Date and as if such conversion, exchange, subscription, purchase or acquisition or other variable feature had taken place on the Specified Date.

Such adjustment shall become effective on the Effective Date.

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“Effective Date” means, in respect of this Clause 13 paragraph (d), the first date on which the Shares are traded ex-rights, ex-options or ex-warrants on the Relevant Stock Exchange.

(e)	If and whenever the Issuer shall issue any Securities (other than Shares or options, warrants or other rights to subscribe for or purchase any Shares) to Shareholders as a class by way of rights or grant to Shareholders as a class by way of rights any options, warrants or other rights to subscribe for or purchase any Securities (other than Shares or options, warrants or other rights to subscribe for or purchase Shares), the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to the Effective Date the following fraction:

where:

A is the Current Market Price of one Share on the Effective Date; and

B is the Fair Market Value on the Effective Date of the portion of the rights attributable to one Share.

Such adjustment shall become effective on the Effective Date.

“Effective Date” means, in respect of this Clause 13 paragraph (e), the first date on which the Shares are traded ex- the relevant Securities on the Relevant Stock Exchange.

(f)	If and whenever the Issuer shall issue (otherwise than as mentioned in this Clause 13 paragraph (d)) wholly for cash or for no consideration any Shares (other than Shares issued on conversion of the Bonds or on the exercise of any rights of conversion into, or exchange or subscription for or purchase of, Shares) or issue or grant (otherwise than as mentioned in this Clause 13 paragraph (d)) wholly for cash or for no consideration any options, warrants or other rights to subscribe for or purchase any Shares (other than the Bonds), in each case at a price per Share which is less than ninety five per cent. (95%) of the Current Market Price per Share on the Effective Date, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such issue or grant by the following fraction:

where:

A is the number of Shares in issue immediately before the issue of such Shares or the grant of such options, warrants or rights;

B is the number of Shares which the aggregate consideration (if any) receivable for the issue of such Shares or, as the case may be, for the Shares to be issued or otherwise made available upon the exercise of any such options, warrants or rights, would purchase at such Current Market Price per Share; and

C is the number of Shares to be issued pursuant to such issue of such Shares or, as the case may be, the maximum number of Shares which may be issued upon exercise of such options, warrants or rights calculated as at the date of issue of such options, warrants or rights;

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provided that if at the time of issue of the relevant Securities or the date of grant of such rights (as used in this Clause 13 paragraph (f), the “Specified Date”) such number of Shares is to be determined by reference to the application of a formula or other variable feature or the occurrence of any event at some subsequent time (which may be when such options, warrants or other rights to subscribe for or purchase any Shares are converted or exchanged or rights of subscription are exercised or at such other time as may be provided) then for the purposes of this Clause 13 paragraph (f), “C” shall be determined by the application of such formula or variable feature or as if the relevant event occurs or had occurred as at the Specified Date and as if such conversion, exchange, subscription, purchase or acquisition or other variable feature had taken place on the Specified Date.

Such adjustment shall become effective on the Effective Date.

“Effective Date” means, in respect of this Clause 13 paragraph (f), the date of issue of such Shares or, as the case may be, the grant of such options, warrants or rights.

(g)	If and whenever the Issuer or any Subsidiary of the Issuer or (at the direction or request of or pursuant to any arrangements with the Issuer or any Subsidiary of the Issuer) any other company, person or entity (otherwise than as mentioned in this Clause 13 paragraph (d), (e) or (f)) shall issue wholly for cash or for no consideration any Securities (other than the Bonds), which by their terms of issue carry (directly or indirectly) rights of conversion into, or exchange or subscription for, Shares (or shall grant any such rights in respect of existing Securities so issued) or Securities which by their terms might be redesignated as Shares, and the consideration per Share receivable upon conversion, exchange, subscription or redesignation is less than ninety five per cent. (95%) of the Current Market Price per Share on the Effective Date, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to such issue (or grant) by the following fraction:

where:

A is the number of Shares in issue immediately before such issue or grant (but where the relevant Securities carry rights of conversion into or rights of exchange or subscription for Shares which have been issued by the Issuer for the purposes of or in connection with such issue, less the number of such Shares so issued);

B is the number of Shares which the aggregate consideration (if any) receivable for the Shares to be issued or otherwise made available upon conversion or exchange or upon exercise of the right of subscription attached to such Securities or, as the case may be, for the Shares to be issued or to arise from any such redesignation would purchase at such Current Market Price per Share; and

C is the maximum number of Shares to be issued or otherwise made available upon conversion or exchange of such Securities or upon the exercise of such right of subscription attached thereto at the initial conversion, exchange or subscription price or rate or, as the case may be, the maximum number of Shares which may be issued or arise from any such redesignation;

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provided that if at the time of issue of the relevant Securities or date of grant of such rights (as used in this Clause 13 paragraph (g), the “Specified Date”) such number of Shares is to be determined by reference to the application of a formula or other variable feature or the occurrence of any event at some subsequent time (which may be when such Securities are converted or exchanged or rights of subscription are exercised or, as the case may be, such Securities are redesignated or at such other time as may be provided) then for the purposes of this Clause 13 paragraph (g), “C” shall be determined by the application of such formula or variable feature or as if the relevant event occurs or had occurred as at the Specified Date and as if such conversion, exchange, subscription, purchase or acquisition or, as the case may be, redesignation had taken place on the Specified Date.

Such adjustment shall become effective on the Effective Date.

“Effective Date” means, in respect of this Clause 13 paragraph (g), the date of issue of such Securities or, as the case may be, the grant of such rights.

(h)	If and whenever there shall be any modification of the rights of conversion, exchange or subscription attaching to any such Securities (other than the Bonds) as are mentioned in this Clause 13 paragraph (g) (other than in accordance with the terms (including terms as to adjustment) applicable to such Securities upon issue) so that following such modification the consideration per Share receivable has been reduced and is less than ninety five per cent. (95%) of the Current Market Price per Share on the Effective Date, the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately prior to the Effective Date by the following fraction:

where:

A is the number of Shares in issue immediately before such modification (but where the relevant Securities carry rights of conversion into or rights of exchange or subscription for Shares which have been issued, purchased or acquired by the Issuer or any Subsidiary of the Issuer (or at the direction or request or pursuant to any arrangements with the Issuer or any Subsidiary of the Issuer) for the purposes of or in connection with such issue, less the number of such Shares so issued, purchased or acquired);

B is the number of Shares which the aggregate consideration (if any) receivable for the Shares to be issued or otherwise made available upon conversion or exchange or upon exercise of the right of subscription attached to the Securities so modified would purchase at such Current Market Price per Share or, if lower, the existing conversion, exchange or subscription price of such Securities; and

C is the maximum number of Shares which may be issued or otherwise made available upon conversion or exchange of such Securities or upon the exercise of such rights of subscription attached thereto at the modified conversion, exchange or subscription price or rate but giving credit in such manner as an Independent Financial Adviser shall consider appropriate for any previous adjustment under this Clause 13 paragraph (h) or paragraph (g);

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provided that if at the time of such modification (as used in this Clause 13 paragraph (h), the “Specified Date”) such number of Shares is to be determined by reference to the application of a formula or other variable feature or the occurrence of any event at some subsequent time (which may be when such Securities are converted or exchanged or rights of subscription are exercised or at such other time as may be provided) then for the purposes of this Clause 13 paragraph (h), “C” shall be determined by the application of such formula or variable feature or as if the relevant event occurs or had occurred as at the Specified Date and as if such conversion, exchange or subscription had taken place on the Specified Date.

Such adjustment shall become effective on the Effective Date.

“Effective Date” means, in respect of this Clause 13 paragraph (h), the date of modification of the rights of conversion, exchange, subscription, purchase or acquisition attaching to such Securities.

(i)	If and whenever the Issuer or any Subsidiary of the Issuer or (at the direction or request of or pursuant to any arrangements with the Issuer or any Subsidiary of the Issuer) any other company, person or entity shall offer any Securities in connection with which offer Shareholders as a class are entitled to participate in arrangements whereby such Securities may be acquired by them (except where the Conversion Price falls to be adjusted under this Clause 13 paragraph (b), (c), (d), (f) or (g) or Clause 10.3 (Redemption at the Option of a Bondholder due to a Change of Control Event) (or would fall to be so adjusted if the relevant issue or grant was at less than ninety five per cent. (95%) of the Current Market Price per Share on the relevant day) or under Clause 13 paragraph (e)) the Conversion Price shall be adjusted by multiplying the Conversion Price in force immediately before the Effective Date by the following fraction:

where:

A is the Current Market Price of one Share on the Effective Date; and

B is the Fair Market Value on the Effective Date of the relevant offer attributable to one Share.

Such adjustment shall become effective on the Effective Date.

“Effective Date” means, in respect of this Clause 13 paragraph (i), the first date on which the Shares are traded ex-rights on the Relevant Stock Exchange.

(j)	Notwithstanding the foregoing provisions, where the events or circumstances giving rise to any adjustment pursuant to this Clause 13 have already resulted or will result in an adjustment to the Conversion Price or where the events or circumstances giving rise to any adjustment arise by virtue of any other events or circumstances which have already given or will give rise to an adjustment to the Conversion Price or where more than one event which gives rise to an adjustment to the Conversion Price occurs within such a short period of time that, in the opinion of the Bond Trustee or the Issuer, a modification to the operation of the adjustment provisions is required to give the intended result, such modification shall be made to the operation of the adjustment provisions as may be advised by an Independent Financial Adviser to be in its opinion appropriate to give the intended result.

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(k)	For the purpose of any calculation of the consideration receivable or price pursuant to this Clause 13 paragraphs (d), (f), (g) and (h), the following provisions shall apply:

(i) the aggregate consideration receivable or price for Shares issued for cash shall be the amount of such cash;

(ii) (x) the aggregate consideration receivable or price for Shares to be issued or otherwise made available upon the conversion or exchange of any Securities shall be deemed to be the consideration or price received or receivable for any such Securities and (y) the aggregate consideration receivable or price for Shares to be issued or otherwise made available upon the exercise of rights of subscription attached to any Securities or upon the exercise of any options, warrants or rights shall be deemed to be that part (which may be the whole) of the consideration or price received or receivable for such Securities or, as the case may be, for such options, warrants or rights which are attributed by the Issuer to such rights of subscription or, as the case may be, such options, warrants or rights or, if no part of such consideration or price is so attributed, the Fair Market Value of such rights of subscription or, as the case may be, such options, warrants or rights as at the Effective Date, plus in the case of each of (x) and (y) above, the additional minimum consideration receivable or price (if any) upon the conversion or exchange of such Securities, or upon the exercise of such rights or subscription attached thereto or, as the case may be, upon exercise of such options, warrants or rights and (z) the consideration receivable or price per Share upon the conversion or exchange of, or upon the exercise of such rights of subscription attached to, such Securities or, as the case may be, upon the exercise of such options, warrants or rights shall be the aggregate consideration or price referred to in (x) or (y) above (as the case may be) divided by the number of Shares to be issued upon such conversion or exchange or exercise at the initial conversion, exchange or subscription price or rate;

(iii) if the consideration or price determined pursuant to this Clause 13 paragraph (k)(i) or 13 (k)(ii) above (or any component thereof) shall be expressed in a currency other than USD it shall be converted into USD at the Prevailing Rate on the relevant Effective Date; and

(iv) in determining consideration or price pursuant to the above, no deduction shall be made for any commissions or fees (howsoever described) or any expenses paid or incurred for any underwriting, placing or management of the issue of the relevant Shares or Securities or otherwise in connection therewith.

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(l)	If the Conversion Date in relation to the conversion of any Bond shall be after the record date or other due date for any consolidation or sub-division as is mentioned in this Clause 13 paragraph (a), or after the record date or other due date for the establishment of entitlement for any such issue, distribution, grant or offer (as the case may be) as is mentioned in this Clause 13 paragraph (b), (c), (d), (e) or (i), or after the date of the first public announcement of the terms of any such issue or grant as is mentioned in this Clause 13 paragraph (f) and (g), in any case in circumstances where the relevant Conversion Date falls before the relevant adjustment becomes effective under this Clause 13 (such adjustment, a “Retroactive Adjustment”), then the Issuer shall (conditional upon the relevant adjustment becoming effective) procure that there shall be issued or delivered to the converting Bondholder, such additional number of Shares (if any) (the “Additional Shares”) as, together with the Shares issued or to be issued or delivered on conversion of the relevant Bond (together with any fraction of a Share not so issued), is equal to the number of Shares which would have been required to be issued or delivered on conversion of such Bond if the relevant adjustment (more particularly referred to in the said provisions of Clause 14 (Adjustment of the Conversion Price)) to the Conversion Price had in fact been made and become effective immediately prior to the relevant Conversion Date provided that if the relevant Bondholder shall be entitled to receive the relevant Dividend in respect of the Shares to be issued or delivered to it, then no such Retroactive Adjustment shall be made in relation to such Dividend and the relevant Bondholder shall not be entitled to receive Additional Shares in relation thereto. Additional Shares will be delivered to Bondholders not later than ten (10) Business Days following the date the relevant Retroactive Adjustment becomes effective (the “Reference Date”).

(m)	No adjustment will be made to the Conversion Price where Shares or other Securities (including rights, warrants, restricted stock units and options) are issued, offered, exercised, allotted, appropriated, modified or granted to, or for the benefit of, employees, contractors, directors or former employees (including directors holding or formerly holding executive office or the personal service company of any such person) or their spouses or relatives, in each case, of the Issuer or any of its Subsidiaries or any associated company or to trustees to be held for the benefit of any such person, in any such case pursuant to any employees’, contractors’ or directors’ share, option or other compensation schemes.

(n)	On any adjustment, the resultant Conversion Price, if not an integral multiple of USD 0.0001, shall be rounded down to the nearest whole multiple of USD 0.0001. No adjustment shall be made to the Conversion Price where such adjustment (rounded down if applicable) would be less than one per cent. (1%) of the Conversion Price then in effect. Any adjustment not required to be made, and/or any amount by which the Conversion Price has been rounded down, shall be carried forward and taken into account in any subsequent adjustment, and such subsequent adjustment shall be made on the basis that the adjustment not required to be made had been made at the relevant time.

(o)	Notice of any adjustments to the Conversion Price shall be given by the Issuer to Bondholders and the Bond Trustee promptly after the determination thereof.

(p)	The Conversion Price shall not in any event be reduced to below the Nominal Value of the Shares and the Issuer undertakes that it shall not take any action, and shall ensure that no action is taken, that would otherwise result in an adjustment to the Conversion Price to below such Nominal Value.

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(q)	If changes are made in the share capital other than those mentioned above, which are unfavourable to the Bondholders compared to the Shareholders, the Bond Trustee and the Issuer shall agree on a new Conversion Price. This also applies to other transactions, which are unfavourable to the Bondholders compared to the Shareholders.

(r)	If an adjustment of the Conversion Price requires a conversion to USD, the exchange rate shall be the Prevailing Rate on the date triggering such adjustments. For the avoidance of doubt, when calculating weighted averages over several days, each day should apply the Prevailing Rate for that day.

14.	MERGER AND DE-MERGER

14.1	Conversion Rights under Mergers and De-Mergers

In the case of any consolidation, amalgamation or merger of the Issuer with any other corporation (other than a consolidation, amalgamation or merger in which the Issuer is the continuing corporation), the Issuer will take such steps as shall be necessary (including the execution of an agreement supplemental to or amending the Bond Terms) to ensure that each Bond then outstanding will (during the period in which Conversion Rights may be exercised) be converted into the class and amount of shares and other securities and property receivable upon such consolidation, amalgamation or merger by a holder of the number of Shares which would have been issuable upon exercise of Conversion Rights immediately prior to such consolidation, amalgamation or merger. Such supplemental agreement deed will provide for adjustments which will be as nearly equivalent as may be practicable to the adjustments provided for in Clause 13 (Adjustment of the Conversion Price). The above will apply, mutatis mutandis to any subsequent consolidations, amalgamations or mergers.

14.2	Right to object

The provisions in this Clause 14 have no limitation on the creditor’s right of objection to the merger or de-merger.

15.	INFORMATION UNDERTAKINGS

15.1	Financial Reports

(a)	The Issuer shall prepare Annual Financial Statements in the English language and make them available on its website (alternatively on another relevant information platform) as soon as they become available, and not later than 120 days after the end of the financial year.

(b)	The Issuer shall prepare Interim Accounts in the English language and make them available on its website (alternatively on another relevant information platform) as soon as they become available, and not later than 60 days after the end of the relevant interim period.

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15.2	Requirements as to Financial Reports

(a)	The Issuer shall supply to the Bond Trustee, in connection with the publication of its Financial Reports pursuant to Clause 15.1 (Financial Reports), however only once for each relevant reporting period, a Compliance Certificate with a copy of the Financial Report attached thereto. The Compliance Certificate shall be duly signed by the chief executive officer or the chief financial officer of the Issuer, certifying i.a that the Financial Statements are fairly representing its financial condition as at the date of those financial statements.

(b)	The Issuer shall procure that the Financial Reports delivered pursuant to Clause 15.1 (Financial Reports) are prepared using GAAP consistently applied.

15.3	Change of Control Event

The Issuer shall inform the Bond Trustee in writing as soon as possible after becoming aware that a Change of Control Event has occurred.

15.4	Information: Miscellaneous

The Issuer shall:

(a)	promptly inform the Bond Trustee in writing of any Event of Default or any event or circumstance which the Issuer understands or could reasonably be expected to understand may lead to an Event of Default and the steps, if any, being taken to remedy it;

(b)	at the request of the Bond Trustee, report the balance of the Issuer’s Bonds (to the best of its knowledge, having made due and appropriate enquiries);

(c)	send the Bond Trustee copies of any statutory notifications of the Issuer, including but not limited to in connection with mergers, de-mergers and reduction of the Issuer’s share capital or equity;

(d)	if the Bonds are listed on an Exchange, send a copy to the Bond Trustee of its notices to the Exchange;

(e)	if the Issuer and/or the Bonds are rated, inform the Bond Trustee of its and/or the rating of the Bonds, and any changes to such rating;

(f)	inform the Bond Trustee of changes in the registration of the Bonds in the CSD;

(g)	within a reasonable time, provide such information about the Issuer’s and the Group’s business, assets and financial condition as the Bond Trustee may reasonably request;

(h)	of its own accord, inform the Bond Trustee of any event that results in an adjustment of the Conversion Price promptly thereafter; and

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(i)	following the occurrence of a Change of Control Event, within 14 calendar days after the Issuer becomes aware of it, notify the Bondholders (via the CSD), the Bond Trustee and (if listed) the Exchange thereof. The notice shall specify (i) the applicable Change of Control Conversion Price and early redemption price, (ii) the Bondholders’ entitlement to exercise their Conversion Rights or to exercise their right to require redemption of the Bonds, (iii) the Change of Control Conversion Period and (iv) relevant details concerning the Change of Control Event.

16.	GENERAL AND FINANCIAL UNDERTAKINGS

The Issuer undertakes to (and shall, where applicable, procure that the other Group Companies will) comply with the undertakings set forth in this Clause 16.

16.1	Compliance with laws

The Issuer shall, and shall procure that each other Group Company will, comply in all material respects with all laws and regulations to which it may be subject from time to time, if failure so to comply would have a Material Adverse Effect.

16.2	Continuation of business etc.

The Issuer shall not (either in one action or as several actions), and shall ensure that no member of the Group will:

(a)	cease to carry on its business;

(b)	sell, transfer or otherwise dispose of all or a substantial part of its assets (including shares or other securities in any person) or operations (other than to a member of the Group) unless such sale, transfer or disposal is carried out in the ordinary course of business;

(c)	materially change the general nature of the business from that carried on by the Group at the date of these Bond Terms;

(d)	carry out any merger or other business combination or corporate reorganisation involving the consolidation of assets and obligations of the Issuer or any other member of the Group with any other person, other than with another member of the Group, or any split of the Group or any member of the Group (demerger) or other corporate reorganisation having the same or equivalent effect as a demerger involving the Issuer and any member of the Group, provided that the foregoing shall not prevent any normal sale of rigs in the ordinary course of business in a manner which (in the reasonable opinion of the Bond Trustee) is likely to have a Material Adverse Effect.

16.3	Secured financing covenant

So long as any Outstanding Bonds remain, the Issuer will not create or permit to subsist, and will ensure that none of its Subsidiaries will create or permit to subsist, any Security over any of its present or future assets to secure:

(a)	any present or future Financial Indebtedness which is in the form of, or represented or evidenced by, bonds, notes, debentures, loan stock or other securities which for the time being are, or are intended to be or capable of being, quoted, listed or dealt in or traded on any stock exchange or over-the-counter or other securities market; or

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(b)	any guarantee or indemnity in respect of any Financial Indebtedness referred to in paragraph (a) above ((a) and (b) together, “Secured Capital Markets Indebtedness”), provided that this Clause 16.3 shall not prohibit the creation or subsistence of Permitted Secured Capital Markets Indebtedness.

16.4	Related party transactions

Without limiting Clause 16.1 (Compliance with laws), the Issuer shall conduct all business transactions with any Affiliate at market terms and otherwise on an arm’s length basis.

16.5	Special covenants – convertible bonds

(a)	The Issuer shall ensure that all Shares issued upon exercise of the Conversion Right in respect of the Bonds shall be registered in the CSD on the Conversion Date and shall be listed on the Relevant Stock Exchange and any other stock exchange on which the Shares may then be listed or quoted or dealt in as soon as practicable thereafter (but this covenant shall not be considered as being breached as a result of a Change of Control (whether or not recommended or approved by the board of directors of the Issuer) that causes or gives rise to, whether following the operation of any applicable compulsory acquisition provision or otherwise including at the request of the person or persons controlling the Issuer as a result of the Change of Control, a de-listing of the Shares).

(b)	The Issuer shall not, until the expiry of ninety (90) days following the Date of Pricing, issue (or agree to issue) any securities convertible into or exercisable or exchangeable for Shares or any derivate securities having an equivalent effect, save pursuant to the Issuer’s employee or director share or option scheme or other equity compensation arrangements or pursuant to these Bond Terms, without the prior written consent of the Joint Bookrunners.

(c)	The Issuer shall use its best endeavours to ensure that the Shares shall remain listed on a Relevant Stock Exchange.

(d)	The Issuer shall, during the term of the Bonds, maintain and protect its authority to issue and allot, free from pre-emption rights and at the Conversion Price, the requisite number of Shares that at any time may be required to be issued and allotted upon the exercise by the Bondholders of their Conversion Rights.

17.	EVENTS OF DEFAULT AND ACCELERATION OF THE BONDS

17.1	Events of Default

Each of the events or circumstances set out in this Clause 17.1 shall constitute an Event of Default:

(a)	Non-payment

The Issuer fails to pay any amount payable by it under the Finance Documents when such amount is due for payment, unless:

(i)	its failure to pay is caused by administrative or technical error in payment systems or the CSD and payment is made within five (5) Business Days following the original due date; or

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(ii)	in the discretion of the Bond Trustee, the Issuer has substantiated that it is likely that such payment will be made in full within five (5) Business Days following the original due date.

(b)	Breach of other obligations

The Issuer does not comply with any provision of the Finance Documents other than set out under paragraph (a) (Non-payment) above, unless such failure is capable of being remedied and is remedied within ten (10) Business Days following the earlier of (i) the Issuer’s actual knowledge thereof and (ii) the date notice thereof is given to the Issuer by the Bond Trustee.

(c)	Misrepresentation

Any representation, warranty or statement (including statements in Compliance Certificates) made under or in connection with any Finance Documents is or proves to have been incorrect, inaccurate or misleading in any material respect when made or deemed to have been made, unless the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within 20 Business Days of the earlier of the Bond Trustee giving notice to the Issuer or the Issuer becoming aware of such misrepresentation.

(d)	Cross default

If for any Group Company:

(i)	any Financial Indebtedness is not paid when due nor within any applicable grace period; or

(ii)	any Financial Indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); or

(iii)	any commitment for any Financial Indebtedness is cancelled or suspended by a creditor as a result of an event of default (however described); or

(iv)	any creditor becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described),

provided however that the aggregate amount of such Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) to (iv) above exceeds a total of USD 30,000,000 (or the equivalent thereof in any other currency).

(e)	Insolvency and insolvency proceedings

The Issuer or a Material Subsidiary:

(i)	is Insolvent; or

(ii)	is object of any corporate action or any legal proceedings is taken in relation to:

(A)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) other than (in case of a Material Subsidiary) a solvent liquidation or reorganisation; or

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(B)	a composition, compromise, assignment or arrangement with any creditor; or

(C)	the appointment of a liquidator (other than, in the case of a Material Subsidiary, in respect of a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer of any of its assets; or

(D)	enforcement of any Security over any of its or their assets having an aggregate value exceeding the threshold amount set out in paragraph 17.1 (d) (Cross default) above; or

(E)	for (A) - (D) above, any analogous procedure or step is taken in any jurisdiction in respect of any such company,

however this shall not apply to any petition which is frivolous or vexatious and is discharged, stayed or dismissed within 20 Business Days of commencement.

(f)	Creditor’s process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Group Company having an aggregate value exceeding the threshold amount set out in paragraph 17.1 (d) (Cross default) above and is not discharged within 20 Business Days.

(g)	Unlawfulness

It is or becomes unlawful for the Issuer to perform or comply with any of its obligations under the Finance Documents.

(h)	Analogous Event

If any event occurs which under the laws of any relevant jurisdiction has an analogous effect to any of the events referred to in any of the foregoing paragraphs of this Clause 17.1.

17.2	Acceleration of the Bonds

If an Event of Default has occurred and is continuing, the Bond Trustee may, in its discretion in order to protect the interests of the Bondholders, or upon instruction received from the Bondholders pursuant to Clause 17.3 (Bondholders’ instructions) below, by serving a Default Notice:

(a)	declare that the Outstanding Bonds, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(b)	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents or take such further measures as are necessary to recover the amounts outstanding under the Finance Documents.

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17.3	Bondholders’ instructions

The	Bond Trustee shall serve a Default Notice pursuant to Clause 17.2 (Acceleration of the Bonds) if:

(a)	the Bond Trustee receives a demand in writing from Bondholders representing a simple majority of the Voting Bonds, that an Event of Default shall be declared, and a Bondholders’ Meeting has not made a resolution to the contrary; or

(b)	the Bondholders’ Meeting, by a simple majority decision, has approved the declaration of an Event of Default.

18.	BONDHOLDERS’ DECISIONS

18.1	Authority of the Bondholders’ Meeting

(a)	A Bondholders’ Meeting may, on behalf of the Bondholders, resolve to alter any of these Bond Terms, including, but not limited to, any reduction of principal or interest and any conversion of the Bonds into other capital classes.

(b)	The Bondholders’ Meeting cannot resolve that any overdue payment of any instalment shall be reduced unless there is a pro rata reduction of the principal that has not fallen due, but may resolve that accrued interest (whether overdue or not) shall be reduced without a corresponding reduction of principal.

(c)	The Bondholders’ Meeting may not adopt resolutions which will give certain Bondholders an unreasonable advantage at the expense of other Bondholders.

(d)	Subject to the power of the Bond Trustee to take certain action as set out in Clause 19.1 (Power to represent the Bondholders), if a resolution by, or an approval of, the Bondholders is required, such resolution may be passed at a Bondholders’ Meeting. Resolutions passed at any Bondholders’ Meeting will be binding upon all Bondholders.

(e)	At least 50% of the Voting Bonds must be represented at a Bondholders’ Meeting for a quorum to be present.

(f)	Resolutions will be passed by simple majority of the Voting Bonds represented at the Bondholders’ Meeting, unless otherwise set out in paragraph (g) below.

(g)	Save for any amendments or waivers which can be made without resolution pursuant to Clause 20.1 (Procedure for amendments and waivers) paragraph (i) and (ii), a majority of at least 2/3 of the Voting Bonds represented at the Bondholders’ Meeting is required for approval of any waiver or amendment of any provisions of these Bond Terms, including a change of Issuer and change of Bond Trustee.

18.2	Procedure for arranging a Bondholders’ Meeting

(a)	A Bondholders’ Meeting shall be convened by the Bond Trustee upon the request in writing of:

(i)	the Issuer;

(ii)	Bondholders representing at least 1/10 of the Voting Bonds;

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(iii)	the Exchange, if the Bonds are listed and the Exchange is entitled to do so pursuant to the general rules and regulations of the Exchange; or

(iv)	the Bond Trustee.

The request shall clearly state the matters to be discussed and resolved.

(b)	If the Bond Trustee has not convened a Bondholders’ Meeting within ten (10) Business Days after having received a valid request for calling a Bondholders’ Meeting pursuant to paragraph (a) above, then the re-questing party may itself call the Bondholders’ Meeting.

(c)	Summons to a Bondholders’ Meeting must be sent no later than ten (10) Business Days prior to the proposed date of the Bondholders’ Meeting. The Summons shall be sent to all Bondholders registered in the CSD at the time the Summons is sent from the CSD. If the Bonds are listed, the Issuer shall ensure that the Summons is published in accordance with the applicable regulations of the Exchange. The Summons shall also be published on the website of the Bond Trustee (alternatively by press release or other relevant information platform).

(d)	Any Summons for a Bondholders’ Meeting must clearly state the agenda for the Bondholders’ Meeting and the matters to be resolved. The Bond Trustee may include additional agenda items to those requested by the person calling for the Bondholders’ Meeting in the Summons. If the Summons contains proposed amendments to these Bond Terms, a description of the proposed amendments must be set out in the Summons.

(e)	Items which have not been included in the Summons may not be put to a vote at the Bondholders’ Meeting.

(f)	By written notice to the Issuer, the Bond Trustee may prohibit the Issuer from acquiring or dispose of Bonds during the period from the date of the Summons until the date of the Bondholders’ Meeting, unless the acquisition of Bonds is made by the Issuer pursuant to Clause 10 (Redemption and Repurchase of Bonds).

(g)	A Bondholders’ Meeting may be held on premises selected by the Bond Trustee, or if paragraph (b) above applies, by the person convening the Bondholders’ Meeting (however to be held in the capital of the Relevant Jurisdiction). The Bondholders’ Meeting will be opened and, unless otherwise decided by the Bondholders’ Meeting, chaired by the Bond Trustee. If the Bond Trustee is not present, the Bondholders’ Meeting will be opened by a Bondholder and be chaired by a representative elected by the Bondholders’ Meeting (the Bond Trustee or such other representative, the “Chairperson”).

(h)	Each Bondholder, the Bond Trustee and, if the Bonds are listed, representatives of the Exchange, or any person or persons acting under a power of attorney for a Bondholder, shall have the right to attend the Bondholders’ Meeting (each a “Representative”). The Chairperson may grant access to the meeting to other persons not being Representatives, unless the Bondholders’ Meeting decides otherwise. In addition, each Representative has the right to be accompanied by an advisor. In case of dispute or doubt with regard to whether a person is a Representative or entitled to vote, the Chairperson will decide who may attend the Bondholders’ Meeting and exercise voting rights.

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(i)	Representatives of the Issuer have the right to attend the Bondholders’ Meeting. The Bondholders Meeting may resolve to exclude the Issuer’s representatives and/or any person holding only Issuer’s Bonds (or any representative of such person) from participating in the meeting at certain times, however, the Issuer’s representative and any such other person shall have the right to be present during the voting.

(j)	Minutes of the Bondholders’ Meeting must be recorded by, or by someone acting at the instruction of, the Chairperson. The minutes must state the number of Voting Bonds represented at the Bondholders’ Meeting, the resolutions passed at the meeting, and the results of the vote on the matters to be decided at the Bondholders’ Meeting. The minutes shall be signed by the Chairperson and at least one other person. The minutes will be deposited with the Bond Trustee who shall make available a copy to the Bondholders and the Issuer upon request.

(k)	The Bond Trustee will ensure that the Issuer, the Bondholders and the Exchange are notified of resolutions passed at the Bondholders’ Meeting and that the resolutions are published on the website of the Bond Trustee (or other relevant electronically platform or press release).

(l)	The Issuer shall bear the costs and expenses incurred in connection with convening a Bondholders’ Meeting regardless of who has convened the Bondholders’ Meeting, including any reasonable costs and fees incurred by the Bond Trustee.

18.3	Voting rules

(a)	Each Bondholder (or person acting for a Bondholder under a power of attorney) may cast one vote for each Voting Bond owned on the Relevant Record Date, ref. Clause 3.3 (Bondholders’ rights). The Chairperson may, in its sole discretion, decide on accepted evidence of ownership of Voting Bonds.

(b)	Issuer’s Bonds shall not carry any voting rights. The Chairperson shall determine any question concerning whether any Bonds will be considered Issuer’s Bonds.

(c)	For the purposes of this Clause 18 (Bondholders’ decisions), a Bondholder that has a Bond registered in the name of a nominee will, in accordance with Clause 3.3 (Bondholders’ rights), be deemed to be the owner of the Bond rather than the nominee. No vote may be cast by any nominee if the Bondholder has presented relevant evidence to the Bond Trustee pursuant to Clause 3.3 (Bondholders’ rights) stating that it is the owner of the Bonds voted for. If the Bondholder has voted directly for any of its nominee registered Bonds, the Bondholder’s votes shall take precedence over votes submitted by the nominee for the same Bonds.

(d)	Any of the Issuer, the Bond Trustee and any Bondholder has the right to demand a vote by ballot. In case of parity of votes, the Chairperson will have the deciding vote.

18.4	Repeated Bondholders’ Meeting

(a)	Even if the necessary quorum set out in paragraph (d) of Clause 18.1 (Authority of the Bondholders’ Meeting) is not achieved, the Bondholders’ Meeting shall be held and voting completed for the purpose of recording the voting results in the minutes of the Bondholders’ Meeting. The Bond Trustee or the person who convened the initial Bondholders’ Meeting may, within ten (10) Business Days of that Bondholders’ Meeting, convene a repeated meeting with the same agenda as the first meeting.

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(b)	The provisions and procedures regarding Bondholders’ Meetings as set out in Clause 18.1 (Authority of the Bondholders’ Meeting), Clause 18.2 (Procedure for arranging a Bondholders’ Meeting) and Clause 18.3 (Voting rules) shall apply mutatis mutandis to a repeated Bondholders’ Meeting, with the exception that the quorum requirements set out in paragraph (d) of Clause 18.1 (Authority of the Bondholders’ Meeting) shall not apply to a repeated Bondholders’ Meeting. A Summons for a repeated Bondholders’ Meeting shall also contain the voting results obtained in the initial Bondholders’ Meeting.

(c)	A repeated Bondholders’ Meeting may only be convened once for each original Bondholders’ Meeting. A repeated Bondholders’ Meeting may be convened pursuant to the procedures of a Written Resolution in accordance with Clause 18.5 (Written Resolutions), even if the initial meeting was held pursuant to the procedures of a Bondholders’ Meeting in accordance with Clause 18.2 (Procedure for arranging a Bondholders’ Meeting) and vice versa.

18.5	Written Resolutions

(a)	Subject to these Bond Terms, anything which may be resolved by the Bondholders in a Bondholders’ Meeting pursuant to Clause 18.1 (Authority of the Bondholders’ Meeting) may also be resolved by way of a Written Resolution. A Written Resolution passed with the relevant majority is as valid as if it had been passed by the Bondholders in a Bondholders’ Meeting, and any reference in any Finance Document to a Bondholders’ Meeting shall be construed accordingly.

(b)	The person requesting a Bondholders’ Meeting may instead request that the relevant matters are to be resolved by Written Resolution only, unless the Bond Trustee decides otherwise.

(c)	The Summons for the Written Resolution shall be sent to the Bondholders registered in the CSD at the time the Summons is sent from the CSD and published at the Bond Trustee’s web site, or other relevant electronic platform or via press release.

(d)	The provisions set out in Clause 18.1 (Authority of the Bondholders’ Meeting), 18.2 (Procedure for arranging a Bondholder’s Meeting), Clause 18.3 (Voting Rules) and Clause 18.4 (Repeated Bondholders’ Meeting) shall apply mutatis mutandis to a Written Resolution, except that:

(i)	the provisions set out in paragraphs (g), (h) and (i) of Clause 18.2 (Procedure for arranging Bondholders Meetings); or

(ii)	provisions which are otherwise in conflict with the requirements of this Clause 18.5 (Written Resolution), shall not apply to a Written Resolution.

(e)	The Summons for a Written Resolution shall include:

(i)	instructions as to how to vote to each separate item in the Summons (including instructions as to how voting can be done electronically if relevant); and

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(ii)	the time limit within which the Bond Trustee must have received all votes necessary in order for the Written Resolution to be passed with the requisite majority (the “Voting Period”), such Voting Period to be at least three (3) Business Days but not more than fifteen (15) Business Days from the date of the Summons, provided however that the Voting Period for a Written Resolution summoned pursuant to Clause 18.4 (Repeated Bondholders’ Meeting) shall be at least ten (10) Business Days but not more than fifteen (15) Business Days from the date of the Summons.

(f)	Only Bondholders of Voting Bonds registered with the CSD on the Relevant Record Date, or the beneficial owner thereof having presented relevant evidence to the Bond Trustee pursuant to Clause 3.3 (Bondholders’ rights), will be counted in the Written Resolution.

(g)	A Written Resolution is passed when the requisite majority set out in paragraph (e) or paragraph (f) of Clause 18.1 (Authority of Bondholders’ Meeting) has been achieved, based on the total number of Voting Bonds, even if the Voting Period has not yet expired. A Written Resolution may also be passed if the sufficient numbers of negative votes are received prior to the expiry of the Voting Period.

(h)	The effective date of a Written Resolution passed prior to the expiry of the Voting Period is the date when the resolution is approved by the last Bondholder that results in the necessary voting majority being achieved.

(i)	If no resolution is passed prior to the expiry of the Voting Period, the number of votes shall be calculated at the close of business on the last day of the Voting Period, and a decision will be made based on the quorum and majority requirements set out in paragraphs (d) to (f) of Clause 18.1(Authority of Bondholders’ Meeting).

19.	THE BOND TRUSTEE

19.1	Power to represent the Bondholders

(a)	By virtue of being registered as a Bondholder (directly or indirectly) with the CSD, the Bondholders are bound by these Bond Terms and any other Finance Document, without any further action required to be taken or formalities to be complied with. The Bond Trustee has power and authority to act on behalf of, and/or represent, the Bondholders in all matters, including but not limited to taking any legal or other action, including enforcement of these Bond Terms, and the commencement of bankruptcy or other insolvency proceedings against the Issuer, or others.

(b)	The Issuer shall promptly upon request provide the Bond Trustee with any such documents, information and other assistance (in form and substance satisfactory to the Bond Trustee), that the Bond Trustee deems necessary for the purpose of exercising its and the Bondholders’ rights and/or carrying out its duties under the Finance Documents.

19.2	The duties and authority of the Bond Trustee

(a)	The Bond Trustee shall represent the Bondholders in accordance with the Finance Documents, including, inter alia, by following up on the delivery of any Compliance Certificates and such other documents which the Issuer is obliged to disclose or deliver to the Bond Trustee pursuant to the Finance Documents and, when relevant, in relation to accelerating and enforcing the Bonds on behalf of the Bondholders.

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(b)	The Bond Trustee is not obligated to assess or monitor the financial condition of the Issuer or any other Group company unless to the extent expressly set out in these Bond Terms, or to take any steps to ascertain whether any Event of Default has occurred. Until it has actual knowledge to the contrary, the Bond Trustee is entitled to assume that no Event of Default has occurred. The Bond Trustee is not responsible for the valid execution or enforceability of the Finance Documents, or for any discrepancy between the indicative terms and conditions described in any marketing material presented to the Bondholders prior to issuance of the Bonds and the provisions of these Bond Terms.

(c)	The Bond Trustee is entitled to take such steps that it, in its sole discretion, considers necessary or advisable to protect the rights of the Bondholders in all matters pursuant to the terms of the Finance Documents. The Bond Trustee may submit any instructions received by it from the Bondholders to a Bondholders’ Meeting before the Bond Trustee takes any action pursuant to the instruction.

(d)	The Bond Trustee is entitled to engage external experts when carrying out its duties under the Finance Documents.

(e)	The Bond Trustee shall hold all amounts recovered on behalf of the Bondholders on separated accounts.

(f)	The Bond Trustee will ensure that resolutions passed at the Bondholders’ Meeting are properly implemented, provided, however, that the Bond Trustee may refuse to implement resolutions that may be in conflict with these Bond Terms, any other Finance Document, or any applicable law.

(g)	Notwithstanding any other provision of the Finance Documents to the contrary, the Bond Trustee is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation.

(h)	If the cost, loss or liability which the Bond Trustee may incur (including reasonable fees payable to the Bond Trustee itself) in:

(i)	complying with instructions of the Bondholders; or

(ii)	taking any action at its own initiative,

will not, in the reasonable opinion of the Bond Trustee, be covered by the Issuer or the relevant Bondholders pursuant to paragraphs (e) and (g) of Clause 19.4 (Expenses, liability and indemnity), the Bond Trustee may refrain from acting in accordance with such instructions, or refrain from taking such action, until it has received such funding or indemnities (or adequate security has been provided therefore) as it may reasonably require.

(i)	The Bond Trustee shall give a notice to the Bondholders before it ceases to perform its obligations under the Finance Documents by reason of the non-payment by the Issuer of any fee or indemnity due to the Bond Trustee under the Finance Documents.

(j)	The Bond Trustee may instruct the CSD to split the Bonds to a lower Principal Amount in order to facilitate redemptions, restructuring of the Bonds or other situations.

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19.3	Equality and conflicts of interest

(a)	The Bond Trustee shall not make decisions which will give certain Bondholders an unreasonable advantage at the expense of other Bondholders. The Bond Trustee shall, when acting pursuant to the Finance Documents, act with regard only to the interests of the Bondholders and shall not be required to have regard to the interests or to act upon or comply with any direction or request of any other person, other than as explicitly stated in the Finance Documents.

(b)	The Bond Trustee may act as agent, trustee, representative and/or security agent for several bond issues relating to the Issuer notwithstanding potential conflicts of interest. The Bond Trustee is entitled to delegate its duties to other professional parties.

19.4	Expenses, liability and indemnity

(a)	The Bond Trustee will not be liable to the Bondholders for damage or loss caused by any action taken or omitted by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct. The Bond Trustee shall not be responsible for any indirect or consequential loss. Irrespective of the foregoing, the Bond Trustee shall have no liability to the Bondholders for damage caused by the Bond Trustee acting in accordance with instructions given by the Bondholders in accordance with these Bond Terms.

(b)	Any liability for the Bond Trustee for damage or loss is limited to the amount of the Outstanding Bonds. The Bond Trustee is not liable for the content of information provided to the Bondholders by or on behalf of the Issuer or any other person.

(c)	The Bond Trustee shall not be considered to have acted negligently in:

(i)	acting in accordance with advice from or opinions of reputable external experts; or

(ii)	taking, delaying or omitting any action if acting with reasonable care and provided the Bond Trustee considers that such action is in the interests of the Bondholders.

(d)	The Issuer is liable for, and will indemnify the Bond Trustee fully in respect of, all losses, expenses and liabilities incurred by the Bond Trustee as a result of negligence by the Issuer (including its directors, management, officers, employees and agents) in connection with the performance of the Bond Trustee’s obligations under the Finance Documents, including losses incurred by the Bond Trustee as a result of the Bond Trustee’s actions based on misrepresentations made by the Issuer in connection with the issuance of the Bonds, the entering into or performance under the Finance Documents, and for as long as any amounts are outstanding under or pursuant to the Finance Documents.

(e)	The Issuer shall cover all costs and expenses incurred by the Bond Trustee in connection with it fulfilling its obligations under the Finance Documents. The Bond Trustee is entitled to fees for its work and to be indemnified for costs, losses and liabilities on the terms set out in the Finance Documents. The Bond Trustee’s obligations under the Finance Documents are conditioned upon the due payment of such fees and indemnifications. The fees of the Bond Trustee will be further set out in the Bond Trustee Agreement.

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(f)	The Issuer shall on demand by the Bond Trustee pay all costs incurred for external experts engaged after the occurrence of an Event of Default, or for the purpose of investigating or considering (i) an event or circumstance which the Bond Trustee reasonably believes is or may lead to an Event of Default or (ii) a matter relating to the Issuer or any of the Finance Documents which the Bond Trustee reasonably believes may constitute or lead to a breach of any of the Finance Documents or otherwise be detrimental to the interests of the Bondholders under the Finance Documents.

(g)	Fees, costs and expenses payable to the Bond Trustee which are not reimbursed in any other way due to an Event of Default, the Issuer being Insolvent, may be covered by making an equal reduction in the proceeds to the Bondholders hereunder of any costs and expenses incurred by the Bond Trustee in connection therewith. The Bond Trustee may withhold funds received from the Issuer or any other person, and to set-off and cover any such costs and expenses from those funds.

(h)	As a condition to effecting any instruction from the Bondholders (including, but not limited to, instructions set out in Clause 17.3 (Bondholders’ instructions) or Clause 18.2 (Procedure for arranging a Bondholders’ Meeting)), the Bond Trustee may require satisfactory Security, guarantees and/or indemnities for any possible liability and anticipated costs and expenses from those Bondholders who have given that instruction and/or who voted in favour of the decision to instruct the Bond Trustee.

19.5	Replacement of the Bond Trustee

(a)	The Bond Trustee may be replaced according to the procedures set out in Clause 18 (Bondholders’ Decision), and the Bondholders may resolve to replace the Bond Trustee without the Issuer’s approval.

(b)	The Bond Trustee may resign by giving notice to the Issuer and the Bondholders, in which case a successor Bond Trustee shall be elected pursuant to this Clause 19.5 (Replacement of the Bond Trustee), initiated by the retiring Bond Trustee.

(c)	If the Bond Trustee is Insolvent, or otherwise is permanently unable to fulfil its obligations under these Bond Terms, the Bond Trustee shall be deemed to have resigned and a successor Bond Trustee shall be appointed in accordance with this Clause 19.5 (Replacement of the Bond Trustee). The Issuer may appoint a temporary Bond Trustee until a new Bond Trustee is elected in accordance with paragraph (a) above.

(d)	The change of Bond Trustee’s shall only take effect upon execution of all necessary actions to effectively substitute the retiring Bond Trustee, and the retiring Bond Trustee undertakes to co-operate in all reasonable manners without delay to such effect. The retiring Bond Trustee shall be discharged from any further obligation in respect of the Finance Documents from the change takes effect, but shall remain liable under the Finance Documents in respect of any action which it took or failed to take whilst acting as Bond Trustee. The retiring Bond Trustee remains entitled to any benefits and any unpaid fees or expenses under the Finance Documents before the change has taken place.

(e)	Upon change of Bond Trustee the Issuer shall co-operate in all reasonable manners without delay to replace the retiring Bond Trustee with the successor Bond Trustee and release the retiring Bond Trustee from any future obligations under the Finance Documents and any other documents.

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20.	AMENDMENTS AND WAIVERS

20.1	Procedure for amendments and waivers

The Issuer and the Bond Trustee (acting on behalf of the Bondholders) may agree to amend the Finance Documents or waive a past default or anticipated failure to comply with any provision in a Finance Document, provided that:

(i)	such amendment or waiver is not detrimental to the rights and benefits of the Bondholders in any material respect, or is made solely for the purpose of rectifying obvious errors and mistakes; or

(ii)	such amendment or waiver is required by applicable law, a court ruling or a decision by a relevant authority; or

(iii)	such amendment or waiver has been duly approved by the Bondholders in accordance with Clause 18 (Bondholders’ Decisions).

20.2	Authority with respect to documentation

If the Bondholders have resolved the substance of an amendment to any Finance Document, without resolving on the specific or final form of such amendment, the Bond Trustee shall be considered authorised to draft, approve and/or finalise (as applicable) any required documentation or any outstanding matters in such documentation without any further approvals or involvement from the Bondholders being required.

20.3	Notification of amendments or waivers

The Bond Trustee shall as soon as possible notify the Bondholders of any amendments or waivers made in accordance with this Clause 20 (Amendments and waivers), setting out the date from which the amendment or waiver will be effective, unless such notice obviously is unnecessary. The Issuer shall ensure that any amendment to these Bond Terms is duly registered with the CSD.

21.	MISCELLANEOUS

21.1	Limitation of claims

All claims under the Finance Documents for payment, including interest and principal, will be subject to the legislation regarding time-bar provisions of the Relevant Jurisdiction.

21.2	Access to information

(a)	These Bond Terms will be made available to the public and copies may be obtained from the Bond Trustee or the Issuer. The Bond Trustee will not have any obligation to distribute any other information to the Bondholders or any other person, and the Bondholders have no right to obtain information from the Bond Trustee, other than as explicitly stated in these Bond Terms or pursuant to statutory provisions of law.

(b)	In order to carry out its functions and obligations under these Bond Terms, the Bond Trustee will have access to the relevant information regarding ownership of the Bonds, as recorded and regulated with the CSD.

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(c)	The information referred to in paragraph (b) above may only be used for the purposes of carrying out their duties and exercising their rights in accordance with the Finance Documents and shall not disclose such information to any Bondholder or third party unless necessary for such purposes.

21.3	Notices, contact information

Written notices to the Bondholders made by the Bond Trustee or the Issuer will be sent to the Bondholders via the CSD with a copy to the Issuer and the Exchange (if the Bonds are listed). Any such notice or communication will be deemed to be given or made via the CSD, when sent from the CSD.

(a)	The Issuer’s written notifications to the Bondholders will be sent to the Bondholders via the Bond Trustee or through the CSD with a copy to the Bond Trustee and the Exchange (if the Bonds are listed).

(b)	Unless otherwise specifically provided, all notices or other communications under or in connection with these Bond Terms between the Bond Trustee and the Issuer will be given or made in writing, by letter, e-mail or fax. Any such notice or communication will be deemed to be given or made as follows:

(i)	if by letter, when delivered at the address of the relevant party;

(ii)	if by e-mail, when received; and

(iii)	if by fax, when received.

(c)	The Issuer and the Bond Trustee shall each ensure that the other party is kept informed of changes in postal address, e-mail address, telephone and fax numbers and contact persons.

(d)	When determining deadlines set out in these Bond Terms, the following will apply (unless otherwise stated):

(i)	if the deadline is set out in days, the first day of the relevant period will not be included and the last day of the relevant period will be included;

(ii)	if the deadline is set out in weeks, months or years, the deadline will end on the day in the last week or the last month which, according to its name or number, corresponds to the first day the deadline is in force. If such day is not a part of an actual month, the deadline will be the last day of such month; and

(iii)	if a deadline ends on a day which is not a Business Day, the deadline is postponed to the next Business Day.

21.4	Defeasance

(a)	Subject to paragraph (b) below and provided that:

(i)	An amount sufficient for the payment of principal and interest on the Outstanding Bonds to the Maturity Date, and always subject to paragraph (c) below (the “Defeasance Amount”) is credited by the Issuer to an account in a financial institution acceptable to the Bond Trustee (the “Defeasance Account”);

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(ii)	the Defeasance Account is irrevocably pledged and blocked in favour of the Bond Trustee on such terms as the Bond Trustee shall request (the “Defeasance Pledge”); and

(iii)	the Bond Trustee has received such legal opinions and statements reasonably required by it, including (but not necessarily limited to) with respect to the validity and enforceability of the Defeasance Pledge, then the Issuer will be relieved from its obligations under Clause 15.2 (Requirements as to Financial Reports) paragraph (a), Clause 15.3 (Change of Control Event), Clause 15.4 (Information: miscellaneous) and Clause 16 (General and financial undertakings).

(b)	The Bond Trustee shall be authorised to apply any amount credited to the Defeasance Account towards any amount payable by the Issuer under any Finance Document on the due date for the relevant payment until all obligations of the Issuer and all amounts outstanding under the Finance Documents are repaid and discharged in full.

(c)	The Bond Trustee may, if the Defeasance Amount cannot be finally and conclusively determined, decide the amount to be deposited to the Defeasance Account in its discretion, applying such buffer amount as it deems required.

A defeasance established according to this Clause 21.4 may not be reversed.

22.	GOVERNING LAW AND JURISDICTION

22.1	Governing law

These Bond Terms are governed by the laws of the Relevant Jurisdiction, without regard to its conflict of law provisions.

22.2	Main jurisdiction

The Bond Trustee and the Issuer agree for the benefit of the Bond Trustee and the Bondholders that the City Court of the capital of the Relevant Jurisdiction shall have jurisdiction with respect to any dispute arising out of or in connection with these Bond Terms. The Issuer agrees for the benefit of the Bond Trustee and the Bondholders that any legal action or proceedings arising out of or in connection with these Bond Terms against the Issuer or any of its assets may be brought in such court.

22.3	Alternative jurisdiction

Clause 22 (Governing law and jurisdiction) is for the exclusive benefit of the Bond Trustee and the Bondholders and the Bond Trustee have the right:

(a)	to commence proceedings against the Issuer or its assets in any court in any jurisdiction; and

(b)	to commence such proceedings, including enforcement proceedings, in any competent jurisdiction concurrently.

22.4	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Issuer:

(i)	irrevocably appoints Borr Drilling Management AS (company existing under the laws of Norway with registration number 918 125 043) as its agent for service of process in relation to any proceedings in connection with these Bond Terms; and

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(ii)	agrees that failure by an agent for service of process to notify the Issuer of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Issuer must immediately (and in any event within ten (10) Business Days of such event taking place) appoint another agent on terms acceptable to the Bond Trustee. Failing this, the Bond Trustee may appoint another agent for this purpose.

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